UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BLUE COAT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

TO THE STOCKHOLDERS OF BLUE COAT SYSTEMS, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Coat Systems, Inc. (the “Company”), which will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Tuesday, October 2, 2007, at 4:00 p.m., local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY. Returning the proxy or voting by telephone or on the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Brian M. NeSmith

Brian M. NeSmith

President and

Chief Executive Officer

Sunnyvale, California

August 28, 2007

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 2, 2007

The Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Coat Systems, Inc. (the “Company”) will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Tuesday, October 2, 2007, at 4:00 p.m. local time for the following purposes:

1.	To elect five directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2008;

3.	To approve the 2007 Stock Incentive Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on August 21, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California, during ordinary business hours for ten days prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Betsy E. Bayha

Betsy E. Bayha

Senior Vice President, General Counsel and Secretary

Sunnyvale, California

August 28, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 2, 2007

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Blue Coat Systems, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Tuesday, October 2, 2007, at 4:00 p.m. local time, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to stockholders on or about August 29, 2007.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of the Company’s Common Stock (the “Common Stock”) and Series A Preferred Stock (the “Series A Preferred Stock”) are entitled to vote at the Annual Meeting. At the close of business on August 21, 2007, the record date for determining the holders of Common Stock and Series A Preferred Stock entitled to vote at the Annual Meeting (the “Record Date”), there were 15,732,522 shares of Common Stock and 42,060 shares of Series A Preferred Stock outstanding. At the close of business on the Record Date, each holder of a share of Common Stock is entitled to one vote and each holder of a share of Series A Preferred Stock is entitled to a number of votes equal to approximately 57.06 per share of Series A Preferred Stock (before rounding for fractional shares based on the total number of shares of Series A Preferred Stock held by the holder). As a result, at the close of business on the Record Date, there were an aggregate of 18,132,522 votes entitled to be cast by holders of Common Stock and Series A Preferred Stock. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the votes represented by the Common Stock and Series A Preferred Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The five (5) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted in favor of a nominee. Stockholders may not cumulate votes in the election of directors.

Proposal 2.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2008 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proposal 3.    Approval of the 2007 Stock Incentive Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, at the Annual Meeting and entitled to vote on the matter. Abstentions are not affirmative votes and will have the same effect as votes against the proposal. Broker non-votes will not be treated as entitled to vote on the proposal and will not affect the outcome of voting on the proposal.

Voting of Shares

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, and FOR Proposal No. 3. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders shall be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted. Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Holders of shares of Series A Preferred Stock outstanding at the close of business on the Record Date will receive separate information regarding the exercise of their voting rights. They will also receive a copy of this Proxy Statement.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse those persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile or other means by the Company’s directors, officers, or employees acting without special compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

Special Note About Outstanding Shares and Stock Dividend

As of the Record Date, there were 42,060 shares of Series A Preferred Stock outstanding that were convertible into 2,400,000 shares of Common Stock. Unless otherwise indicated, references to votes entitled to be cast at the Annual Meeting include 2,400,000 votes entitled to be cast by the holders of 42,060 shares of Series A Preferred Stock as of the close of business on the Record Date.

On August 16, 2007, the Company’s Board of Directors approved a two-for-one forward stock split of the Company’s Common Stock. The stock split will be effected by the issuance of a stock dividend of one share of the Company’s Common Stock for each share of the Company’s Common Stock issued and outstanding as of the record date of September 13, 2007. The payment date for the stock dividend will be October 3, 2007, and the Company will begin trading on the NASDAQ Global Market on a split-adjusted basis on that date. The Company did not effect a stock dividend of the Company’s Series A Preferred Stock; however, the conversion rate of the Series A Preferred Stock will increase from approximately 57.06-to-1 to approximately 114.12-to-1 as a result of the stock dividend. Since the record date for the Annual Meeting is August 21, 2007, the shares of Common Stock to be issued in the stock dividend will not be counted for purposes of determining whether a quorum is present at the Annual Meeting and will not be able to vote on any of the matters to be presented for approval at the Annual Meeting. The share numbers, dollar amounts and conversion rates contained in this Proxy Statement have not been adjusted for the stock dividend, since the stock dividend will not be payable until after the date of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Five (5) directors are being nominated for re-election to the Board of Directors by the holders of the Company’s Common Stock and Series A Preferred Stock voting together on an as-converted basis (the “Nominees”). These directors are Brian M. NeSmith, David W. Hanna, James A. Barth, Timothy A. Howes and Keith Geeslin. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below, unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the Company’s present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The five (5) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

The Company’s Corporate Governance Guidelines provide that the size of its Board may be from five (5) to nine (9) directors. By resolution of the Board, the Company presently has established the size of its Board as five (5) directors; however, it anticipates increasing the size of the Board during fiscal 2008 should it identify appropriate candidates that are willing to serve on the Board.

Nominees for Directors

Set forth below are the name, age, position of and biographical information about each nominee for election to the Board of Directors at the Annual Meeting, as of the date of this Proxy Statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	45	President, Chief Executive Officer and Director
David W. Hanna	68	Chairman of the Board and Director
James A. Barth	64	Director
Keith Geeslin	54	Director
Timothy A. Howes	43	Director

Brian M. NeSmith has served as President, Chief Executive Officer and a director of the Company since March 1999. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of the VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

David W. Hanna has served as a director of the Company since October 1996 and as Chairman of the Board of Directors of the Company since February 2001. From December 1998 to March 1999, Mr. Hanna also served as the Company’s interim President and Chief Executive Officer. Mr. Hanna has served as Chairman of the Board of Tropos Networks, Inc., a provider of metro-scale wireless mesh network systems, since January 2002 and also served as that company’s Chief Executive Officer from January 2002 to January 2004. Mr. Hanna also served as Chairman of the Board of Internet America, Inc., a provider of dial-up Internet access, from October 2004 to June 2005. From March 1998 to March 2000, Mr. Hanna served as President and Chief Executive Officer of Sage Software, Inc., a financial software company. Mr. Hanna served as President and Chief Executive Officer of State of the Art, Inc., a financial software developer, from November 1993 until March 1998. In addition, Mr. Hanna has served as Chairman, CEO and/or President of The Hanna Group since 1984; Hanna Capital Management since 1998; and Hanna Ventures since 1999. Mr. Hanna holds a B.S. in Business Administration from the University of Arizona.

James A. Barth has served as a director of the Company since January 2005. Since September 2004, Mr. Barth has been Chief Executive Officer and a director of Proximex Corporation, a developer of intelligent surveillance management software. From March 1999 to September 2004, Mr. Barth was Chief Financial Officer of NetIQ Corporation, a provider of integrated systems and security management software solutions. He was also Vice President and then Senior Vice President of Finance and Administration during this period. From November 1997 until it was sold to Sterling Software in March 1999, Mr. Barth served as Vice President and Chief Financial Officer of Interlink Computer Sciences, Inc., a developer of enterprise networking software designed for the IBM mainframe platform. From 1980 to November 1997, Mr. Barth served as Chief Financial Officer at several other high technology companies, including eleven years at Rational Software Corporation, a provider of integrated software tools. Mr. Barth holds a B.S. in Business Administration from the University of California at Los Angeles and is a certified public accountant.

Keith Geeslin has served as a director of the Company since June 2006. Mr. Geeslin has been a partner at Francisco Partners, a private equity firm, since January 2004. Prior to joining Francisco Partners, Mr. Geeslin spent 19 years with the Sprout Group, a venture capital firm. Mr. Geeslin joined Sprout in 1984, became a General Partner in 1988, and became Sprout’s Managing Partner in 2000. Earlier in his career, he was the general manager of a division of Tymshare, Inc., a provider of public computer and network services, and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin serves on the board of directors of CommVault Systems, Inc. and Synaptics Incorporated. Mr. Geeslin holds a B.S. in Electrical Engineering and an M.S. in Engineering-Economic Systems, both from Stanford University, as well as an M.A. in Philosophy, Politics and Economics from Oxford University.

Timothy A. Howes, Ph.D. has served as a director of the Company since December 2005. Dr. Howes is a co-founder of Opsware Inc., a data center automation software company, and has served as the Chief Technical Officer of Opsware since September 1999 and as the Executive Vice President of Research and Development since June 2007. Dr. Howes served as the Executive Vice President of Development at Opsware from October 2001 to December 2004, as Senior Vice President of Engineering of Opsware from June 2000 to August 2000, and as President of Product Operations of Opsware from September 2000 to September 2001. (Opsware was founded as Loudcloud, Inc., an Internet managed services company, and changed its name and business model in 2002.) Prior to co-founding Opsware, Dr. Howes served as Vice President of Technology at America Online, Inc., a global Internet and media company, from April 1999 to September 1999. From February 1998 to April 1999, Dr. Howes was Chief Technology Officer of the Server Product division at Netscape Communications, an Internet company. From April 1996 to February 1998, Dr. Howes was Principal Engineer and Architect of several server products at Netscape Communications. From September 1994 to April 1996, Dr. Howes was Project Director, Principal Investigator and Senior Systems Research Programmer at the University of Michigan. Dr. Howes holds a Ph.D. in computer science, a M.S.E. in Computer Science and Engineering, and a B.S.E. in Aerospace Engineering from the University of Michigan.

Each of Messrs. Barth, Geeslin, Hanna, Howes and NeSmith was recommended for nomination by the Nominating/Corporate Governance Committee, and nominated by the full Board for election. The Board of Directors also has nominated Mr. Geeslin pursuant to an agreement the Company entered into with certain entities affiliated with Francisco Partners and Sequoia Capital in June 2006, as described under “Certain Relationships and Related Transactions—Transactions with Francisco Partners and Sequoia Capital Entities,” below. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. Each nominee is an incumbent director.

Board Committee Membership and Functions

The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, and the Nominating/Corporate Governance Committee. The Board also created a Special Committee of the Board of Directors in July 2006 to review the Company’s historical practices in granting stock options. From time to time, the Company’s Board may establish other special purpose committees to address specific matters or issues, such as litigation.

The current membership of the standing committees is as follows:

Board Member	Audit	Compensation	Stock Option	Nominating/Corporate Governance
Brian M. NeSmith			X
David W. Hanna	X	X		Chairman
James A. Barth	Chairman			X
Keith Geeslin		Chairman	X
Timothy A. Howes	X

Audit Committee.    The Audit Committee of the Board of Directors (the “Audit Committee”) serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting processes and the audits of the Company’s financial statements, oversight of the independence of its independent auditor, oversight of its system of internal controls, and oversight of its process for monitoring compliance with laws and regulations and its Code of Business Conduct. The Audit Committee annually appoints an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s auditors. During the fiscal year ended April 30, 2007 (“fiscal 2007”), the Audit Committee held five (5) meetings.

The Audit Committee reviewed and reassessed the adequacy of its Audit Committee Charter in May 2007. As a result of that review, a revised charter was adopted by the Board upon recommendation of the Audit Committee. A copy of the current Audit Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

Three non-management directors currently comprise the Audit Committee: Mr. Barth, Mr. Hanna and Dr. Howes. Dr. Howes joined the Audit Committee on November 17, 2006. Jay Shiveley was a member of the Audit Committee until he passed away on October 19, 2006. Mr. Barth served as Chairman of the Audit Committee during fiscal 2007, and continues to serve as Chairman of the Audit Committee.

The Company’s Board of Directors has determined that each of Mr. Barth and Mr. Hanna qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee (i) is independent as defined in applicable NASDAQ rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c)); (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, the Board of Directors has determined that each of Mr. Barth and Mr. Hanna has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee.    The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews the performance of the Company’s executive officers, establishes compensation programs for the executive officers (including salary and short and long term incentive programs), and reviews the overall compensation programs of the Company. The Compensation Committee also administers the Company’s 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 2007 New Employee Stock Incentive Plan and Employee Stock Purchase Plan. During fiscal 2007, the Compensation Committee held three (3) meetings.

Two non-management directors currently comprise the Compensation Committee: Mr. Geeslin, who was elected to the Compensation Committee on May 23, 2007, and Mr. Hanna, who served on the Compensation Committee throughout fiscal 2007. Mr. Barth was a member of the Compensation Committee during fiscal 2007 and until May 23, 2007.

The Compensation Committee reviewed and reassessed the adequacy of its Compensation Committee Charter in May 2007. As a result of that review, a revised charter was adopted by the Board of Directors upon recommendation of the Compensation Committee. A copy of the current Compensation Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

The Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and General Counsel of the Company generally attend Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting executive compensation, key responsibilities, corporate objectives, and equity plan management and compliance. No member of management is present during discussions of his or her performance or compensation, and no member of management is present during discussions of the CEO’s performance or compensation. The Compensation Committee regularly meets in executive session to discuss executive compensation matters outside of the presence of management.

The Compensation Committee may retain, at the Company’s expense, independent compensation consultants, but did not use the services of any such consultant during fiscal 2007.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this Proxy Statement, the committee has not delegated such authority. However, the authority of the Compensation Committee overlaps, in part, with that of the Stock Option Committee, which was established by the Board of Directors and has more limited authority.

Stock Option Committee.    The Stock Option Committee of the Board of Directors (the “Stock Option Committee”) is authorized to approve certain equity awards under the Company’s 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 2007 New Employee Stock Incentive Plan and any other equity incentive plans approved by the Board of Directors. The Stock Option Committee may only approve awards (a) to individuals who are not directors or executive officers and who do not directly report to a Stock Option Committee member, and (b) where the award per grantee does not exceed 20,000 shares (in the event of options or stock appreciation rights) or 5,000 shares (in the event of restricted stock or stock units). Two directors currently comprise the Stock Option Committee: Mr. NeSmith, who is the Company’s CEO, and Mr. Geeslin, who is not a member of management. Mr. NeSmith was the sole member of the Stock Option Committee until March 13, 2007. On March 14, 2007, the Board increased the size of the Stock Option Committee to two members and appointed Keith Geeslin as a member of the Stock Option Committee. During fiscal 2007, the Stock Option Committee held one (1) meeting and acted by written consent in lieu of a meeting on five (5) occasions.

During fiscal 2007, the Stock Option Committee operated under the authority of certain enabling resolutions adopted by the Company’s Board of Directors in May 2005. In May 2007, the Stock Option Committee reviewed a proposed Stock Option Committee Charter. As a result of that review, a charter was adopted by the Company’s Board of Directors upon recommendation of the Stock Option Committee. A copy of the current Stock Option Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee of the Board of Directors (the “Nominating/Corporate Governance Committee”) oversees the nomination of directors for service on the Company’s Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During fiscal 2007, the Nominating/Corporate Governance Committee held two (2) meetings.

Two non-management directors currently comprise the Nominating/Corporate Governance Committee: Messrs. Barth and Hanna, each of whom was a member of the Nominating/Corporate Governance Committee during fiscal 2007. Mr. Shiveley was also a member of the Nominating/Corporate Governance Committee until he passed away on October 19, 2006.

The Nominating/Corporate Governance Committee reviewed and reassessed the adequacy of its Nominating/Corporate Governance Committee Charter in May 2007. As a result of that review, a revised charter was adopted by the Company’s Board of Directors upon recommendation of the Nominating/Corporate Governance Committee. A copy of the current Nominating/Corporate Governance Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

Nomination Process

When reviewing a potential candidate for nomination as director, including an incumbent whose term is expiring, the Nominating/Corporate Governance Committee will consider the perceived needs of the Board of Directors; the candidate’s relevant background, experience, skills and expected contributions; and the qualification standards established from time to time by the Nominating/Corporate Governance Committee. With respect to such standards, the Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that has diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. In addition, the Nominating/Corporate Governance Committee believes that members of the Board of Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. In addition to the benefits of diverse viewpoints, the Nominating/Corporate Governance Committee may take into account the ability of a candidate to work constructively with the other directors. Members of the Board of Directors will be expected to rigorously prepare for, attend, and participate in all meetings of the Board of Directors and applicable committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may consider such other factors, from time to time, as it deems are in the best interests of the Company and its stockholders.

The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating/Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, it may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. As part of the nominating process, all incumbent directors and non-incumbent nominees are required to submit a completed form of directors’ and officers’ questionnaire and incumbent directors may be required to participate in a peer-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee.

Under the Investors’ Rights Agreement that the Company entered into with entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital, and Network Appliance, Inc., dated June 22, 2006, the Series A Investors have the right to nominate one (1) candidate for election to the Company’s Board of Directors. The candidate must be mutually acceptable to both Francisco Partners II, L.P. and the Company’s Board of Directors; however, the Board of Directors of the Company may not unreasonably withhold its agreement. The Company’s Board of Directors and Francisco Partners II, L.P. have mutually agreed to nominate Keith Geeslin as the

Series A director nominee. Prior to June 22, 2007, the Series A Investors, voting as a separate class, were entitled to elect one (1) director of the Company, and they elected Mr. Geeslin.

Stockholders of the Company may recommend or nominate directors for election at an annual meeting, provided the advance notice requirements set forth in the Company’s bylaws have been met. Candidates recommended by the Company’s stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Meetings and Attendance

During fiscal 2007, the Board of Directors held fifteen (15) meetings, and each of the directors participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of a committee of the Board of Directors on which each such director then served. The independent members of the Board of Directors regularly meet in executive session.

The Company encourages attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. At the Company’s 2006 Annual Meeting of Stockholders (held on April 30, 2007), each member of the Board of Directors was in attendance and available for questions.

Code of Business Conduct

The Company’s Board of Directors has adopted a Code of Business Conduct, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct is applicable to all of the Company’s directors, officers and employees. The Code of Business Conduct is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. Upon request to the Company’s Secretary, the Company will provide a copy of the Code of Business Conduct free of charge. Any substantive amendment of the Code of Business Conduct, and any waiver of the Code of Business Conduct for executive officers or directors, will be made only after approval by the Company’s Board of Directors or a committee of the Board, and will be disclosed on the Company’s Web site. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Independence of Directors

The Company’s Board of Directors has reviewed the criteria for determining the independence of the Company’s directors under NASDAQ Rule 4200, Item 407(a) of Regulation S-K and the Company’s Corporate Governance Guidelines. It has affirmatively determined that each of Messrs. Barth, Hanna, Geeslin and Howes is independent under such criteria. As well, the Board of Directors determined that Mr. Shiveley, who passed away on October 19, 2006, was independent under such criteria. Accordingly, during fiscal 2007 and continuing through the date of this Proxy Statement, the Company’s Board of Directors has been comprised of a substantial majority of directors who qualify as independent directors under the rules adopted by the SEC and NASDAQ, as supplemented by the Company’s Corporate Governance Guidelines.

In considering the independence of the Company’s directors, the Board of Directors specifically addressed those matters disclosed in Certain Relationships and Related Transactions below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of the Company’s directors.

Audit Committee Report

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting processes and the audits of the Company’s financial statements, oversight of the independence of its independent auditor, oversight of its system of internal controls, and oversight of its process for monitoring compliance with laws and regulations and its Code of Business Conduct. The Audit Committee annually appoints an independent registered public accounting firm to audit the financial statements of the Company. In addition, the Audit Committee approves the plan and scope of the annual audits and fees to be paid to the Company’s auditors, and meets with them on a regular basis without management present. The Company’s management has primary responsibility for preparing the Company’s financial statements and managing its financial reporting process and internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and its own assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management on the basis of the information it receives, its discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee reviewed and discussed the audited financial statements with the Company’s management and Ernst & Young.

•

The Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit), and other topics as required by the SEC and Public Company Accounting Oversight Board (“PCAOB”).

•

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with Ernst & Young their independence. On that basis, the Audit Committee believes that Ernst & Young is independent.

Aggregate fees for professional services rendered for the Company by Ernst & Young for the years ended April 30, 2007 and 2006, were:

	April 30,
	2007	2006
Audit Fees	$1,344,258	$1,266,149
Fees for Audit of Restated Financial Statements and Review of the Special Committee’s Internal Stock Option Investigation under the Direction of the Audit Committee and Related Activities	1,037,000	1,655,900

Total Audit Fees	2,381,258	2,922,049
Audit Related Fees	99,500	-0-
Tax Fees	-0-	10,000

TOTAL	$2,480,758	$2,932,049

Audit fees consist of fees related to the financial statement audits and fees for the stock option investigation under the direction of the Audit Committee and related activities. The audit fees for the years ended April 30, 2007 and 2006 were for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of the Company’s internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required in international locations, and consents. Fees for the review of the Special Committee’s internal stock option investigation under the direction of the Audit Committee and related activities were for Ernst & Young’s audit of the Company’s restated consolidated financial statements for fiscal years 2005 and 2004, which were included in the Company’s

Annual Reports on Form 10-K for each of the fiscal years ended April 30, 2007 and 2006. Audit Related Fees for the fiscal year ended April 30, 2007 were for audit activity in connection with the Company’s acquisition of the NetCache business from Network Appliance on September 11, 2006 and the Company’s acquisition of Permeo, Inc. on March 3, 2006. The tax fees for the fiscal year ended April 30, 2006 were for services related to tax compliance, including tax advice and tax planning. No audit-related or other fees were incurred.

The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services. All audit, audit-related, tax and permissible non-audit services are approved in advance by the Audit Committee to assure they do not impair the independence of the Company’s independent registered public accountants. Before the services begin, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the Chairman of the Audit Committee. All fees paid to the Company’s independent registered public accounting firm during fiscal years 2007 and 2006 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussions with management and Ernst & Young, and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended, and the Board of Directors subsequently approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2008.

Submitted by the following members of the Audit Committee:

James A. Barth

David W. Hanna

Timothy A. Howes

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended April 30, 2007 were Messrs. Hanna and Barth. Mr. Geeslin was appointed to the Compensation Committee on May 23, 2007, replacing Mr. Barth. Neither Mr. Barth nor Mr. Geeslin was at any time an officer or employee of the Company; Mr. Hanna served as the Company’s interim President and Chief Executive Officer from December 11, 1998 to March 2, 1999, prior to the establishment of the Compensation Committee in September 1999. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

DIRECTOR COMPENSATION

Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors, except that Mr. Barth is paid a director fee in the amount of $45,000 per annum for serving as Chairman of the Audit Committee. The Board of Directors periodically reviews and may revise director compensation.

Non-employee directors are eligible for periodic automatic option grants under the Company’s 1999 Stock Incentive Plan (the “Incentive Plan”) and the Company’s 1999 Director Plan (the “Director Plan”). Only non-employee directors of the Company or affiliates of such directors are eligible to receive automatic option grants. Under the current provisions of the Incentive Plan and Director Plan, each individual who first becomes a non-employee director after November 16, 2004 will be granted options to purchase 10,000 shares on the date such individual joins the Board of Directors and each individual who first becomes Chairman of the Audit Committee will be granted options to purchase 7,500 shares on the date of such appointment, provided such individual has not been previously employed by the Company. Each non-employee director will be granted an additional option to purchase 4,000 shares annually on the date of each Annual Meeting of Stockholders. In addition, beginning on November 16, 2004 and thereafter, at each Annual Meeting of Stockholders, each individual who will continue serving as a member of the Audit Committee thereafter will receive annual option grants to purchase 2,500 shares of Common Stock. At each Annual Meeting of Stockholders after November 16, 2004, each individual who will continue serving as the chairman of the Audit Committee thereafter will receive additional option grants to purchase 5,000 shares of Common Stock. The option price for each automatic option grant will be equal to the fair market value per share of Common Stock on the automatic grant date. Each initial automatic grant shall become exercisable for 25% of the shares upon the optionee’s completion of 12 months of service from the date of grant and the balance of the shares shall become exercisable in annual installments over the three-year period thereafter. Each annual automatic grant shall become exercisable in full on the first anniversary of the grant date. In addition, initial and annual automatic grants become exercisable in full in the event of a change in control of the Company. Directors are eligible to receive additional options and be issued shares of Common Stock directly under the Incentive Plan, although currently such additional equity awards are not permitted by the Company’s Equity Award Policy (which is described below), and directors who are also employees of the Company are also eligible to participate in the Company’s Employee Stock Purchase Plan.

On the date of this Annual Meeting, each of Messrs. Barth, Geeslin, Hanna, and Howes will receive options to purchase 4,000 shares of Common Stock in connection with their continuing service on the Board of Directors. In addition, each of Messrs. Barth, Hanna and Howes will receive an additional option to purchase 2,500 shares of Common Stock for continuing to serve as a member of the Audit Committee. Mr. Barth will receive an additional option to purchase 5,000 shares of Common Stock for continuing to serve as the Chairman of the Audit Committee.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal 2007, other than a director who also served as an executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
James Barth	45,000	162,940	207,940
Keith Geeslin	0	20,137	20,137
David Hanna	0	63,000	63,000
Timothy Howes	0	133,388	133,388
Jay Shiveley	0	86,393	86,393

(1)	Mr. Barth is the Chairman of the Audit Committee. He received a flat fee of $45,000 in 2007 for his service as Chairman.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to options held by each director during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $0 with respect to the option granted to each independent director on the date of the Company’s Annual Meeting of Stockholders for fiscal 2006 (the grant date fair value of each such option was $216,101 for Mr. Barth, $122,144 for Messrs. Hanna and Howes, and $75,165 for Mr. Geeslin); (b) $20,137 with respect to the options granted to Mr. Geeslin on June 22, 2006 (the aggregate grant date fair value of such options was $94,296); and (c) $61,171 with respect to the options granted to Mr. Barth on January 14, 2005 (the aggregate grant date fair value of such options was $251,621), $101,770 with respect to the options granted to Mr. Barth on September 20, 2005 (the aggregate grant date fair value of such options was $259,762), $63,000 with respect to the options granted to Mr. Hanna on September 20, 2005 (the aggregate grant date fair value of such options was $160,805), $133,388 with respect to the option granted to Mr. Howes on November 14, 2005 (the aggregate grant date fair value of such option was $338,637), $63,000 with respect to the options granted to Mr. Shiveley on September 20, 2005 (the aggregate grant date fair value of such options was $160,805), and $23,393 with respect to the options granted to Mr. Shiveley on May 14, 2004 (the aggregate grant date fair value of such options was $146,189). See Note 7 of the notes to the Company’s consolidated financial statements in its Annual Report on Form 10-K filed on July 13, 2007 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards. As of April 30, 2007, the Company’s current non-employee directors held outstanding options to purchase the following number of shares of our Common Stock: Mr. Barth (39,500), Mr. Geeslin (14,000), Mr. Howes (16,500), and Mr. Hanna (50,750).

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2008. Although ratification by the Company’s stockholders is not required by law, the Board of Directors has determined that it is desirable to seek ratification of this selection by the stockholders. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP has audited the Company’s financial statements since 1999. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2008, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL NO. 3

APPROVAL OF THE BLUE COAT SYSTEMS, INC.

2007 STOCK INCENTIVE PLAN

The Board intends to continue to make use of equity-based incentives to attract, retain and motivate qualified employees and officers of the Company and its affiliates. On August 27, 2007, the Board approved the adoption of the 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”) and recommended that the 2007 Stock Incentive Plan be submitted to the Company’s stockholders for approval at the 2007 Annual Meeting. The Company established the 2007 Stock Incentive Plan as a successor to its existing equity incentive plans to provide a means whereby eligible individuals may be given an opportunity to acquire shares of Common Stock and to benefit from increases in value of the Common Stock.

The Board recommends approval of the 2007 Stock Incentive Plan. Given the Company’s recent growth in the number of its employees, together with its anticipated future growth, the Company believes that there are insufficient shares available under its existing equity plans to meet the Company’s requirements for equity awards to its current and future employees. The Company increased its employee population from 530 regular employees in the first quarter of fiscal 2007 to 753 regular employees in the first quarter of fiscal 2008, or by approximately 42%. The Company anticipates continued growth through fiscal 2008 and in the future, as business warrants.

The Company uses equity awards to assist in the recruitment, retention and motivation of key employees who are experienced, highly qualified and in a position to make material contributions to the Company’s success. The limited number of skilled and experienced employees are in demand by a growing number of employers, and competition for such employees is increasing. Equity awards are used as compensation devices by most, if not all, of the companies with which the Company competes for talent, and the Company believes that the provision of equity awards is critical to attract and retain key contributors.

The Company’s principal equity incentive plan, the 1999 Stock Incentive Plan, will be expiring in 2009. While the Company could seek to increase the number of shares reserved under that plan, it believes that it is desirable to replace that plan with a new plan that better complies with the criteria that many investors are using when evaluating equity plans. As a consequence, the proposed 2007 Stock Incentive Plan does not include many features of the Company’s 1999 Stock Incentive Plan, including that the Company no longer has the ability to reprice options or stock appreciation rights, the Company does not have the right to grant discounted options, and the share pool will not increase automatically. As well, the 2007 Stock Incentive Plan incorporates clarifications and revisions to improve administration and to ensure compliance with new accounting rules and Internal Revenue Code provisions.

As described in the “Compensation Discussion and Analysis” below, the Company has taken a number of actions to reduce its reliance on equity awards and to assure that the grant of such awards is budgeted for and controlled. Despite those efforts, the Company found it necessary to address a shortfall between its anticipated equity awards and the number of shares available to make awards. Therefore, the Board approved the 2007 New Employee Stock Incentive Plan in June 2007. The Company intends to terminate the Company’s 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, and 2007 New Employee Stock Incentive Plan if this Proposal No. 3 is approved by the stockholders. As a consequence, the only remaining equity plan, in addition to the 2007 Stock Incentive Plan, would be the Employee Stock Purchase Plan.

The principal terms and provisions of the 2007 Stock Incentive Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the 2007 Stock Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the 2007 Stock Incentive Plan, which is attached to this Proxy Statement as Appendix A. To the extent there is a conflict between this summary and the 2007 Stock Incentive Plan, the terms of the 2007 Stock Incentive Plan will govern.

Structure.    Five separate types of equity compensation (“Awards”) may be issued under the 2007 Stock Incentive Plan. First, stock options may be granted to eligible individuals under the 2007 Stock Incentive Plan. Stock options give optionees the right to purchase shares of Common Stock at an exercise price determined at the time the option is granted. Second, direct issuances of restricted stock may be made to eligible persons under the 2007 Stock Incentive Plan. Persons receiving direct issuances of restricted stock may acquire shares of Common Stock at a price determined by the Compensation Committee or as a bonus for the performance of services. Third, stock appreciation rights (“SAR”) may be granted to eligible persons under the 2007 Stock Incentive Plan. A SAR allows eligible persons to benefit from increases in the value of the Common Stock, but does not provide any ownership interest in the Common Stock. Fourth, stock units may be issued to eligible persons under the 2007 Stock Incentive Plan. Stock units allow persons to obtain shares of Common Stock without any cash consideration. Fifth, stock options shall be granted automatically to the non-employee members of the Board under the automatic option grant program.

Administration.    The Compensation Committee, which is comprised of two (2) or more non-employee members of the Board, administers the 2007 Stock Incentive Plan. Compensation Committee members serve for such period of time as the Board may determine. The 2007 Stock Incentive Plan may also be administered with respect to optionees who are not executive officers subject to the short-swing profit rules of the federal securities laws by the Board or a secondary committee comprised of two or more members of the Board.

The Compensation Committee (or the Board or secondary committee to the extent acting as plan administrator) has full authority (subject to the express provisions of the 2007 Stock Incentive Plan) to determine the eligible individuals who are to receive Awards under the 2007 Stock Incentive Plan, the number of shares to be covered by each granted option or other Award, the date or dates on which the option is to become exercisable or the Award is to vest, the maximum term for which the option or Award is to remain outstanding, whether the granted option will be an incentive stock option that satisfies the requirements of Section 422 of the Internal Revenue Code (the “Code”) or a non-statutory option not intended to meet such requirements, and the remaining provisions of the option grant or Award.

Eligibility.    Employees (including officers), directors and consultants who render services to the Company or its subsidiary corporations (whether now existing or subsequently established) are eligible to receive Awards under the 2007 Stock Incentive Plan.

As of July 31, 2007, approximately 753 persons (including six executive officers) were eligible to participate in the 2007 Stock Incentive Plan.

Securities Subject to 2007 Stock Incentive Plan.    The number of shares of Common Stock that may be currently issued under the 2007 Stock Incentive Plan shall not exceed 2,000,000 shares of Common Stock plus any shares reserved against options or Awards outstanding under the 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, or 2007 New Employee Stock Incentive Plan as of the date of effectiveness of the 2007 Stock Incentive Plan. Shares of Common Stock awarded as restricted stock or stock units will be counted against the share reserve as 1.5 shares of Common Stock for every one share of Common Stock subject thereto.

No one person participating in the 2007 Stock Incentive Plan may receive options or SARs for more than 250,000 shares of Common Stock per fiscal year. However, the Company may grant to a new employee options or SARs covering a maximum of 500,000 shares in the fiscal year in which his or her service as an employee first begins. In no event shall more than 125,000 restricted shares or 125,000 stock units that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 250,000 restricted shares or 250,000 stock units may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences.

Should an option or Award under the 2007 Stock Incentive Plan (including any options or shares incorporated from the Company’s 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999

Director Option Plan, and 2007 New Employee Stock Incentive Plan) expire or terminate for any reason prior to exercise in full or should restricted shares acquired upon exercise of an option or Award under the 2007 Stock Incentive Plan or such plans be repurchased by the Company for any reason, the shares subject to the termination or repurchase will be available for subsequent options or Awards under the 2007 Stock Incentive Plan. Further, if restricted stock or stock units are forfeited or repurchased by the Company, then 1.5 times the number of shares of Common Stock so forfeited or repurchased will again become available for issuance under the 2007 Stock Incentive Plan.

Option Grants

Price and Exercisability

The option exercise price per share may not be less than one hundred percent (100%) of the fair market value of the Common Stock on the grant date. Options become exercisable at such time or times and during such period as the Compensation Committee may determine and set forth in the instrument evidencing the option grant.

The exercise price may be paid in cash or in shares of Common Stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The exercise price may also be paid in any other form approved by the Compensation Committee that is allowed by applicable law.

Neither the Compensation Committee nor any other person may decrease the exercise price for any outstanding option after the date of grant nor cancel or allow an optionee to surrender an outstanding option to the Company as consideration for the grant of a new option with a lower exercise price or the grant of another type of award the effect of which is to reduce the exercise price of any outstanding option.

No optionee is to have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become the holder of record of the shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee’s lifetime, the option may be exercised only by the optionee.

Termination of Service

Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period, which generally is three months from termination date. Under no circumstances may any option be exercised after the expiration of the option term. Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The Compensation Committee has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The shares of Common Stock acquired upon the exercise of one or more options may be subject to repurchase by the Company at the original exercise price paid per share upon the optionee’s cessation of service prior to vesting in such shares. The Compensation Committee has complete discretion in establishing the vesting schedule to be in effect for any unvested shares and may cancel the Company’s outstanding repurchase rights with respect to those shares at any time, thereby accelerating the vesting of the shares subject to the canceled rights.

Incentive Stock Options

Incentive stock options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporation. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the 2007 Stock Incentive Plan (or any other equity plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under Section 422 of the Code shall not exceed $100,000.

Stock Appreciation Rights.    Eligible individuals may, at the discretion of the Compensation Committee, be granted SARs either in tandem with or independent of their option grants under the 2007 Stock Incentive Plan. Upon exercise of an independent SAR, the individual will be entitled to a cash distribution from the Company in an amount per share equal to the excess of (i) the fair market value per share of Common Stock on the date of exercise over (ii) the exercise or base price. The exercise or base price may not be less than fair market value on the grant date. Tandem SARs provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option on the date of exercise over (ii) the aggregate exercise price payable for such shares. An appreciation distribution may, at the discretion of the Compensation Committee, be made in cash or in shares of Common Stock.

Awards of Restricted Stock.    Restricted stock may be sold at a price per share determined by the Compensation Committee on the date of issuance, payable in cash. Shares may also be issued solely as a bonus for past or future services. In no event shall more than 125,000 restricted shares that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 250,000 restricted shares may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences. In no event shall vesting be at a rate faster than (a) one (1) year following the date of grant if vesting is subject to achievement of performance goals, and (b) three (3) years following the date of grant if vesting is not subject to achievement of performance goals.

The issued shares may be subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Compensation Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Compensation Committee.

Awards of Stock Units.    Stock units may be awarded for no cash consideration. Stock units may also be granted in consideration of a reduction in the recipient’s other compensation or in consideration of services rendered. Each award of stock units shall be subject to vesting, and vesting shall occur upon satisfaction of the conditions specified by the Compensation Committee. Settlement of vested stock units may be made in the form of cash, shares of Common Stock or a combination of both. In no event shall more than 125,000 stock units that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 250,000 stock units may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences. In no event shall vesting be at a rate faster than (a) one (1) year following the date of grant if vesting is subject to achievement of performance goals, and (b) three (3) years following the date of grant if vesting is not subject to achievement of performance goals.

In order to enable the Company to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, the vesting of restricted stock and stock units may be dependent upon the attainment of objective performance targets relative to certain performance measures, as described above. The performance goals that may be used by the Compensation Committee for awards of restricted stock or stock units shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: asset write-downs; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for Board-approved reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year. The Compensation Committee shall determine such performance. The performance target shall be based on one or more of the criteria discussed above. The Compensation Committee shall identify such target not later than the 90th day of such year. The Compensation Committee can select other goals not listed here for Awards that are not intended to meet the requirements of “qualified performance-based compensation.” The Compensation Committee may specify that the performance-based awards will become payable in whole or in part in the event of the recipient’s termination of employment as a result of death, disability or retirement.

The Compensation Committee will also have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the 2007 Stock Incentive Plan or to provide for accelerated vesting in connection with death, disability, retirement, or similar events.

Automatic Option Grant Program

Under the Automatic Option Grant Program, non-employee Board members will receive option grants at specified intervals over their period of Board service. These special grants may be summarized as follows:

•

Each individual who becomes a non-employee Board member after the effective date of the 2007 Stock Incentive Plan, whether through election by the stockholders or appointment by the Board, will automatically be granted under the 2007 Stock Incentive Plan, at the time of such initial election or appointment, a non-statutory stock option to purchase 10,000 shares of Common Stock. Each non-employee Board member who first becomes Chairman of the Audit Committee after the date that the 2007 Stock Incentive Plan is effective shall also receive a one-time grant of a non-statutory stock option covering 7,500 shares of Common Stock on the date such non-employee Board member first becomes Chairman of the Audit Committee. A non-employee Board member who previously was an employee shall not receive a grant under this provision.

•

On the date of each Annual Meeting beginning with the 2007 Annual Meeting, each individual who continues to serve as a non-employee Board member will receive an additional grant of a non-statutory stock option under the 2007 Stock Incentive Plan to purchase 4,000 shares of Common Stock. On the date of each Annual Meeting beginning with the 2007 Annual Meeting, each individual who will serve as a member of the Audit Committee will also receive a grant of a non-statutory stock option to purchase 2,500 shares of Common Stock and each individual who continues to serve as Chairman of the Audit Committee will receive a grant of a non-statutory stock option to purchase 5,000 shares of Common Stock. The foregoing annual grants will not be made if the non-employee Board member received one or more initial grants in the same calendar year. A non-employee Board member who previously was an employee shall be eligible to receive a grant under this provision.

Each option grant under the Automatic Option Grant Program will be subject to the following terms and conditions:

•

The option price per share will be equal to the fair market value per share of Common Stock on the automatic grant date and each option is to have a maximum term of ten years from the grant date or such shorter term specified by the Board.

•

Each initial automatic option grant will be exercisable for the option shares in four (4) equal and successive annual installments from the grant date. Each annual automatic option grant will be exercisable for the option shares on the first anniversary of the grant date.

•	The option will remain exercisable for a 12-month period following the optionee’s termination of service as a Board member for any reason (or such shorter period as may be specified by the

Board) and may be exercised following the Board member’s death by the personal representatives of the optionee’s estate or the person to whom the grant is transferred by the optionee’s will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee’s cessation of Board service.

•	The option shares will become fully vested in the event of a Change in Control (as defined below).

•

Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program. The remaining terms and conditions of the option will in general conform to the terms described below for option grants under the 2007 Stock Incentive Plan and will be incorporated into the option agreement evidencing the automatic grant.

General Provisions

Acceleration of Options and Awards

The Compensation Committee has the discretion to accelerate outstanding options and Awards and/or terminate the Company’s outstanding repurchase rights whether or not upon a Change in Control, which acceleration or termination may or may not be conditioned upon the subsequent termination of the optionee’s service within a specified period following the transaction.

Upon the occurrence of a Change in Control each outstanding option or Award under the 2007 Stock Incentive Plan will, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares at the time subject to such option. However, an outstanding option or Award shall not accelerate if, and to the extent such option or Award is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent) or to be replaced with a comparable option or Award to purchase shares of the capital stock of the successor corporation (or parent). Immediately following the consummation of the Change in Control, all outstanding options will terminate and cease to be exercisable, except to the extent assumed by the successor corporation.

In addition, in the event that the option or Award is assumed by the successor corporation (or parent thereof) and the participant experiences an involuntary termination within eighteen months following a Change in Control, each outstanding option or Award shall automatically accelerate so that each such option or Award shall, immediately prior to the effective date of the involuntary termination, become fully exercisable and vested. Involuntary termination includes discharge without cause and certain voluntary resignations following a reduction in compensation or responsibility or a relocation.

A Change in Control includes:

•

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

•	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

•	A change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who either:

•	Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

•

Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this paragraph; or

•

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In the event that the Company is a party to a merger or consolidation, outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own Awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

The acceleration of options or awards in the event of a Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt, or other efforts to gain control of the Company.

Valuation

For purposes of establishing the option price and for all other valuation purposes under the 2007 Stock Incentive Plan, the fair market value of a share of Common Stock on any relevant date will be the closing price per share of Common Stock on that date, as such price is reported on NASDAQ. The market value of the Common Stock as reported on NASDAQ as of July 31, 2007 was $48.73 per share.

Changes in Capitalization

In the event any change is made to the Common Stock issuable under the 2007 Stock Incentive Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the 2007 Stock Incentive Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options, stock appreciation rights, restricted stock and stock units per fiscal year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option (including any option incorporated from the predecessor plans); and (iv) the number and/or class of securities to be granted as options under the Automatic Option Grant Program in order to prevent the dilution or enlargement of benefits thereunder. As noted above, on August 16, 2007, the Company’s Board of Directors approved a two-for-one forward stock split of the Company’s Common Stock. The stock split will be effected by the issuance of a stock dividend of one share of the Company’s Common Stock for each share of the Company’s Common Stock issued and outstanding as of the record date of September 13, 2007. The payment date for the stock dividend will be

October 3, 2007, and the Company will begin trading on the NASDAQ Global Market on a split-adjusted basis on that date. The share numbers, dollar amounts and conversion rates contained in this Proxy Statement have not been adjusted for the stock dividend, since the stock dividend will not be payable until after the date of the Annual Meeting. By way of example, the number of shares subject to the 2007 Stock Incentive Plan will be twice the number described in this Proxy Statement following the October 3, 2007 payment date.

Each outstanding option or award that is assumed in connection with a Change in Control will be appropriately adjusted to apply and pertain to the number and class of securities that would otherwise have been issued, in consummation of such Change in Control, to the optionee or participant had the option or award been exercised immediately prior to the Change in Control. Appropriate adjustments will also be made to the exercise price payable per share and to the class and number of securities available for future issuance under the 2007 Stock Incentive Plan on both an aggregate and a per-participant basis.

2007 Stock Incentive Plan Amendments and Termination

The Board may amend or modify the 2007 Stock Incentive Plan in any and all respects whatsoever. The approval of the Company’s stockholders will be obtained to the extent required by applicable law, except that stockholder approval must be obtained to amend the prohibition on decreasing the exercise price for any outstanding option. The Board may, at any time and for any reason, terminate the 2007 Stock Incentive Plan. Any options or awards outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

As of July 31, 2007, options covering 3,513,722 shares were outstanding under the Company’s stock plans with exercise prices ranging from $0.05 to $525.00, and 445,490 shares remained available for future option grant. The expiration dates for all such options range from October 14, 2008 to July 19, 2017.

New Plan Benefits and Option Grant Table

Because the 2007 Stock Incentive Plan is discretionary, benefits to be received by individual optionees are not determinable. However, each of the Company’s independent members of the Board of Directors will receive an option grant to purchase 4,000 shares under the Automatic Option Grant Program on the date of the Annual Meeting, plus an additional 2,500 shares if serving on the Company’s Audit Committee and an additional 5,000 shares if serving as Chairman of the Audit Committee, with an exercise price per share equal to the closing price per share of Common Stock on NASDAQ on the date of the Annual Meeting.

The table below shows, as to each of the current executive officers named in the Summary Compensation Table and the various indicated groups (a) the number of shares of Common Stock for which options have been granted for the period beginning May 1, 2006 through July 31, 2007, and (b) the weighted-average exercise price per share. No direct stock issuances have been made to date, except that during this period Brian NeSmith, Kevin Royal, Kevin Biggs and David de Simone were awarded 14,850, 6,187, 35,400 and 7,425 shares, respectively, of restricted stock that vest over time. No awards have been made under the 2007 Stock Incentive Plan to date.

Name and Position	Number of Option Shares Through July 31, 2007	Weighted-Average Exercise Price of Granted Options
Brian NeSmith, President and CEO	45,000	$49.14
Kevin Royal, Sr. Vice President and CFO	18,750	$49.14
Kevin Biggs, Sr. Vice President, Worldwide Sales	35,400	$35.15
David de Simone, Sr. Vice President, Corporate Operations	32,500	$49.14
All current executive officers as a group	211,650	$44.40
All current directors who are not executive officers as a group	38,500	$29.84
All employees, including current officers who are not executive officers, as a group	1,134,631	$32.69

Federal Income Tax Consequences of Options Granted under the 2007 Stock Incentive Plan.    Options granted under the 2007 Stock Incentive Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Code or non-statutory options that are not intended to meet such requirements. The federal income tax treatment for the two types of options differs, as follows:

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised (or if later the date any forfeiture restriction lapsed) over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the date the option was exercised (or if later the date any forfeiture restriction lapsed) over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee’s disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares by the Company’s executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

(i)	If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee’s termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (A) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (B) the exercise price paid for the shares.

(ii)	The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (A) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company’s repurchase right) over (B) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Stock Appreciation Rights

A participant who is granted a SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the participant.

Stock Issuances

The tax principles applicable to direct stock issuances under the 2007 Stock Incentive Plan will be substantially the same as those summarized above for the exercise of non-statutory options.

Effect of Non-Approval

If Proposal 3 is not approved by the stockholders, the Company intends to continue the 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, and 2007 New Employee Stock Incentive Plan based on the existing provisions. If Proposal 3 is approved by the stockholders, the annual grants under the Automatic Option Grant Program described above will be made to the non-employee Board members on the date of the 2007 Annual Meeting pursuant to the 2007 Stock Incentive Plan. However, if the 2007 Stock Incentive Plan is not approved by the stockholders, then annual grants will be made to non-employee Board members under the Automatic Option Grant Program currently in effect under the 1999 Stock Incentive Plan and 1999 Director Option Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2007 STOCK INCENTIVE PLAN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

EXECUTIVE OFFICERS

The following chart sets forth certain information regarding the executive officers of the Company as of July 31, 2007:

Name	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	45	President, Chief Executive Officer and Director
Betsy E. Bayha	56	Senior Vice President, General Counsel and Secretary
Kevin Biggs	49	Senior Vice President of Worldwide Sales
David A. de Simone	52	Senior Vice President, Corporate Operations
Bethany J. Mayer	45	Senior Vice President, Marketing
Kevin S. Royal	43	Senior Vice President and Chief Financial Officer

Brian M. NeSmith has served as President and Chief Executive Officer and as a director of the Company since March 1999. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of the VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

Betsy E. Bayha has served as Senior Vice President, General Counsel and Secretary of the Company since April 2007. Ms. Bayha previously served as Senior Vice President, General Counsel and Secretary of NetIQ Corporation, a provider of integrated systems and security management software solutions, from November 2001 to June 2006, when it was acquired by a consortium of private equity firms. Prior to joining NetIQ, Ms. Bayha was in private practice representing high technology corporations in licensing, corporate and litigation matters for more than 20 years. She was a partner at General Counsel Associates from November 1994 through October 2001, and was a partner at the international law firm of Coudert Brothers from December 1986 through October 1994. Ms. Bayha holds a J.D. from Harvard Law School, an M.A. in public administration from The Ohio State University and a B.A. in economics from Oakland University.

Kevin T. Biggs has served as Senior Vice President, Worldwide Sales of the Company since January 2007. Mr. Biggs joined the Company from International Business Machines, Inc. (“IBM”), a manufacturer of computers and related products, where he held the position of Vice President of New Customer Acquisition from February 2004 to December 2006. Prior to that time, Mr. Biggs served as IBM’s Vice President of Worldwide Sales, IBM Data Management Division, from August 2002 to February 2004; as IBM’s Vice President of Software Sales, IBM Americas West, from April 2002 to August 2002; and as IBM’s Vice President of Software, IBM Latin America, from September 1998 to April 2002. Prior to these executive roles, Mr. Biggs held a number of sales management positions at IBM since joining IBM in 1980. Mr. Biggs holds a B.A. in both Economics and Mathematics from Drury University.

David A. de Simone has served as Senior Vice President of the Company since September 2003. He has served as Senior Vice President, Corporate Operations of the Company since May 2007. Previously Mr. de Simone served as Senior Vice President, Engineering of the Company from September 2003 to May 2007. From late 2002 to September 2003, Mr. de Simone worked as an independent consultant, providing technical assistance and executive coaching to several clients. From mid 2000 to late 2002, Mr. de Simone served as Vice President of Platform Development for Brocade Communications Systems, a provider of storage area networking products. From February 1989 to May 2000, Mr. de Simone held a number of positions with Tandem Computers, an enterprise computer systems and transaction processing company, and with Compaq Computer Systems, a global computer systems, storage and solutions company, subsequent to its acquisition of Tandem Computers. During the last several years of his tenure with both Compaq and Tandem, Mr. de Simone was Vice President of

Clustering Technology, and earlier in his tenure with Tandem he was a Director of Engineering. Mr. de Simone has an additional 11 years of experience in a variety of engineering and operations roles. Mr. de Simone holds a B.S.E.E. from the University of California, Davis.

Bethany J. Mayer has served as Senior Vice President, Worldwide Marketing of the Company since June 2007. Previously Ms. Mayer served as Vice President of Business Planning and Marketing with JDS Uniphase Inc., an optical components company, from February 2007 to June 2007, and as the Chief Marketing Officer for Mirapoint Inc., an email and email security company, from March 2005 to February 2007. Ms. Mayer was Vice President of Marketing and Product Management for Vernier Networks, a network security company, from March 2004 to March 2005, and was Vice President of Product Marketing for Skystream Networks Inc., a video networking company, from March 2000 to March 2004. Prior to those positions, Ms Mayer held various marketing and product management positions at Cisco Systems, a networking technology company, from September 1993 to March of 2000. Ms. Mayer held various operations positions and engineering program positions at Apple Computer Inc., a computer technology company, from January 1990 to September 1993. Ms. Mayer held various positions in engineering program management at Lockheed Martin Inc., an aerospace defense company, from March 1983 to January 1990. Ms. Mayer holds a B.S. in political science from Santa Clara University.

Kevin S. Royal has served as Senior Vice President and Chief Financial Officer of the Company since May 2005. From January 2002 to April 2005, Mr. Royal served as Chief Financial Officer of Novellus Systems, Inc, a provider of semiconductor manufacturing equipment. Mr. Royal joined Novellus in 1996 and held various senior finance positions, including Vice President Finance and Corporate Controller. Prior to Novellus, Mr. Royal worked for Ernst & Young LLP in their Northern California high technology practice for over 10 years. Mr. Royal received his Bachelor of Business Administration from Harding University and is a Certified Public Accountant in the State of California.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

The following table provides information as of April 30, 2007 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of the Company’s Common Stock issuable upon the exercise of those assumed options as of April 30, 2007, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	3,453,347	(3)	$27.57	(3)	1,204,194	(4)
Equity compensation plans not approved by security holders (2)	334,168		$35.54		33,663

Total	3,787,515		$28.22		1,237,857

(1)	Consists of options outstanding under the 1996 Stock Plan and options granted and shares available under the following plans: 1999 Stock Incentive Plan, 1999 Director Option Plan and Employee Stock Purchase Plan (“Stock Plans”). Each year, commencing with the year 2000, the aggregate number of shares authorized under the 1999 Stock Incentive Plan automatically increases by a number equal to the lesser of 5% of the total number of shares of Common Stock outstanding on January 1 of such year, or 400,000 shares. Accordingly, 400,000 shares were added to the 1999 Stock Incentive Plan on January 1, 2007. Each year, commencing with the year 2000, the aggregate number of shares authorized under the 1999 Director Option Plan automatically increases by 20,000 shares or such lesser number of shares as the Board of Directors may determine. In 2007, the Board of Directors determined that the number of shares should not increase. Each year, commencing with the year 2000, the number of shares under the Employee Stock Purchase Plan automatically increases by 100,000 shares or such lesser number of shares as the Board of Directors may determine. Accordingly, 100,000 shares were added to the Employee Stock Purchase Plan on January 31, 2007. The Board of Directors may authorize a lesser number of shares to be added to the reserve for Stock Plans, as was done in 2003 with respect to the 1999 Stock Incentive Plan, the 1999 Director Option Plan and the Employee Stock Purchase Plan, and in 2007 with respect to the 1999 Director Option Plan.
(2)	Consists of shares issuable under the 2000 Supplemental Stock Option Plan (the “Supplemental Plan”), which was implemented by the Board of Directors on February 15, 2000. The Supplemental Plan is a non-shareholder approved plan. Non-statutory options and restricted stock awards may be granted under the Supplemental Plan to employees or consultants of the Company who are neither executive officers nor non-employee directors at the time of grant. The Board has authorized 600,000 shares of Common Stock for issuance under the Supplemental Plan. All option grants will have an exercise price per share of no less than 25% of the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. The options will vest on an accelerated basis in the event the Company is acquired and (i) the options are not assumed or replaced by the acquiring entity or (ii) the optionee is subject to an involuntary termination. Additional features of the Supplemental Plan are outlined in Note 7 of the notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on July 13, 2007.

(3)	Excludes purchase rights accrued under the Employee Stock Purchase Plan.
(4)	Includes shares available for future issuance under the Employee Stock Purchase Plan. As of April 30, 2007, there were 695,919 shares of Common Stock available for future issuance.
(5)	Table excludes information for equity compensation plans assumed by the Company in business combinations under which no additional options may be granted. As of April 30, 2007, a total of 39,842 shares of the Company’s Common Stock were issuable upon exercise of outstanding options under the assumed plans. The related weighted average exercise price of those outstanding options was $31.83 per share.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 31, 2007, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities, (ii) each of the Company’s directors as of that date, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or upon conversion of shares of Preferred Stock into Common Stock) within sixty (60) days of the date as of which the information is provided. Shares issuable pursuant to the (i) exercise of stock options exercisable within sixty (60) days of July 31, 2007 and (ii) conversion of shares of Preferred Stock into Common Stock convertible within sixty (60) days of July 31, 2007, are deemed outstanding for computing the percentage of the person holding the options or Preferred Stock, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned as of July 31, 2007(1)
	Common Stock		Series A Preferred Stock
Name of Beneficial Owner	No. of Shares	Percentage of Class	No. of Shares	Percentage of Class
Entities affiliated with Francisco Partners (2)	1,440,000	8.4%	25,236	60.0%
Entities affiliated with Sequoia Capital (3)	960,000	5.8%	16,824	40.0%
Ergates Capital Management LLC (4)	1,935,000	12.3%	0	—
Brian M. NeSmith (5)	607,464	3.8%	0	—
Thomas B. Ayers	14,600	*	0	—
Kevin T. Biggs (6)	35,400	*	0	—
David A. de Simone (7)	145,389	*	0	—
Stephen P. Mullaney	38,794	*	0	—
Kevin S. Royal (8)	51,107	*	0	—
James A. Barth (9)	21,250	*	0	—
Keith Geeslin (2)	1,442,500	8.4%	25,236	60.0%
David W. Hanna (10)	265,845	1.7%	0	—
Timothy A. Howes (11)	2,500	*	0	—
All current directors and executive officers as a group (10 persons) (12)	2,584,455	14.7%	25,236	60.0%

*	Less than 1% of the outstanding shares of Common Stock.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in the table has, to the Company’s knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each individual listed in the table is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. The percentage of beneficial ownership is based on 15,724,922 shares of Common Stock outstanding as of July 31, 2007 and 42,060 shares of Series A Preferred Stock outstanding as of July 31, 2007.
(2)	Preferred Stock consists of 24,894 shares of Series A Preferred Stock held by Francisco Partners II, L.P. and 342 shares of Series A Preferred Stock held by Francisco Partners Parallel Fund II, L.P. Each share of Series A Preferred Stock was convertible into approximately 57.06 shares of Common Stock on July 31, 2007 (subject to rounding for fractional shares). Accordingly, Common Stock includes 1,420,485 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Francisco Partners II, L.P. and 19,515 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Francisco Partners Parallel Fund II, L.P. Keith Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds. Common Stock held by Mr. Geeslin also includes 2,500 shares subject to options that are exercisable within 60 days of July 31, 2007. Francisco Partners’ address is 2882 Sand Hill Road, Suite 280, Menlo Park, California 94025.
(3)	Preferred Stock consists of 15,872 shares of Series A Preferred Stock held by Sequoia Capital Growth Fund III, 777 shares of Series A Preferred Stock held by Sequoia Capital Growth III Principals Fund, and 175 shares of Series A Preferred Stock held by Sequoia Capital Growth Partners III. Each share of Series A Preferred Stock was convertible into approximately 57.06 shares of Common Stock on July 31, 2007 (subject to rounding for fractional shares). Accordingly, Common Stock includes 905,677 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Sequoia Capital Growth Fund III, 44,337 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Sequoia Capital Growth III Principals Fund, and 9,986 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Sequoia Capital Growth Partners III. Sequoia Capital’s address is 3000 Sand Hill Road, Building 4, Suite 180, Menlo Park, California 94025.
(4)	Based on a Schedule 13F filed with the SEC on June 30, 2007. Ergates Capital Management’s address is 1525-B The Greens Way, Jacksonville Beach, Florida 32250.
(5)	Includes 206,473 shares subject to options that are exercisable within 60 days of July 31, 2007, and 385,000 shares held by the Brian M. and Nancy J. NeSmith Family Trust.
(6)	Consists of shares subject to forfeiture pursuant to a restricted stock grant.
(7)	Includes 114,364 shares subject to options that are exercisable within 60 days of July 31, 2007.
(8)	Includes 44,920 shares subject to options that are exercisable within 60 days of July 31, 2007.
(9)	Includes 19,250 shares subject to options that are exercisable within 60 days of July 31, 2007.
(10)	Includes 44,250 shares subject to options that are exercisable within 60 days of July 31, 2007. Also includes 205,642 shares held by the David W. Hanna Trust, 3,052 shares held by the Hanna Group Profit Sharing Plan and 12,901 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by the entities, except to the extent of his economic interest in the funds.
(11)	Consists of shares subject to options that are exercisable within 60 days of July 31, 2007.
(12)	Includes 434,257 shares subject to options that are exercisable within 60 days of July 31, 2007 and 48,400 shares subject to forfeiture pursuant to restricted stock grants.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for transactions in the Common Stock and their Common Stock holdings for the year ended April 30, 2007; and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the year ended April 30, 2007, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation programs are designed to support its business goals and to promote both its short-term and long-term growth by attracting and retaining quality employees. The Compensation Committee is empowered to discharge the responsibilities of the Board relating to compensation and benefits for the Company’s executive officers and, as well, oversees the Company’s compensation programs. The Compensation Committee has the exclusive authority to establish the compensation payable to the Chief Executive Officer (“CEO”) and the Company’s other executive officers, and has the authority to administer the Company’s 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 2007 New Employee Stock Incentive Plan and Employee Stock Purchase Plan. In addition, the Compensation Committee has the responsibility for approving any bonus programs to be in effect for the Company’s CEO and other executive officers in any fiscal year.

This Compensation Discussion and Analysis explains the Company’s compensation programs, and discusses how they operate with respect to the Company’s named executive officers in particular. The Company’s “named executive officers” consist of the Chief Executive Officer, the Chief Financial Officer, the two most highly compensated executive officers (other than the CEO or Chief Financial Officer) who were serving as executive officers at the end of the last completed fiscal year, and two former executive officers, as required under SEC rules.

Compensation Philosophy and Objectives

The Company intends that its compensation programs provide compensation that is sufficient to attract, retain and motivate talented executives and that aligns the interests of its executives with those of its stockholders.

The Compensation Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon the Company’s overall performance, their individual contribution to the Company’s financial success and their personal performance. Each executive officer’s compensation package generally consists of: (i) base salary; (ii) short-term incentive compensation, consisting of quarterly profit-sharing awards and, for sales personnel, commissions; and (iii) long-term stock-based incentive awards.

The Company currently benchmarks its compensation against data received with respect to the following peer group: F5 Networks Inc.; Symantec Corporation; Checkpoint Systems Inc.; Foundry Networks, Inc.; Network Appliance, Inc.; Cisco Systems, Inc.; Google, Inc.; Packeteer Inc.; Trend Micro Inc.; Citrix Systems, Inc.; Juniper Networks, Inc.; McAfee Inc.; Extreme Networks Inc.; SonicWall, Inc.; Redback Networks Inc.; and Mercury Interactive Corporation. The precise peer group used for a given individual may vary, as incumbent data may not be available with respect to each position. As well, the status of certain members of the peer group may change through acquisition or otherwise. The principal basis upon which the Company selects members of its peer group is that they are companies against which the Company competes for talent. Certain members of the peer group may also be companies (a) in a similar industry to the Company’s industry; (b) of roughly similar size to the Company (when measured by market capitalization or revenue); or (c) which have growth expectations that are similar to the Company’s. The Company consults publicly available databases and private surveys for information on the compensation practices of the above peer group.

The Compensation Committee relies upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Key factors affecting the Compensation Committee’s judgments include the nature and scope of the executive officer’s responsibilities and his or her effectiveness in leading initiatives to achieve corporate goals. The Company’s CEO assists the Compensation Committee in determining the appropriate level of initial and continuing compensation of the Company’s named executive officers (other than the CEO) and, as well, non-employee directors who are not Compensation Committee members may provide input.

The Company did not retain an executive compensation consultant during fiscal 2007 and fiscal 2006, although in spring 2007 the Company retained Valitus Group Inc. to assist in designing its fiscal 2008 sales compensation program.

Compensation Components

Base Salaries

The base salary for each executive officer is generally set at the time the officer commences employment. In ascertaining the initial salary of an executive officer, the Company considers information available from publicly available databases and private surveys, with particular emphasis on general market levels for companies in the Company’s peer group, although the Company considers a variety of factors in determining base salary and does not target a specific percentile that should be attained. To date, the Company has not established a program for merit raises for executives, although the Company has increased the salary of executive officers on a limited basis in connection with promotions and merit reviews.

Short Term Incentive Compensation

Profit Sharing Plan

The Company presently maintains the Blue Coat 2006 Profit Sharing Plan. The Profit Sharing Plan was approved by the Company’s Board of Directors on August 17, 2005, and is applicable to all of the Company’s employees (other than certain sales personnel on commission), including the Company’s executive officers. A copy of the Profit Sharing Plan was filed as Exhibit 10.28 to the Company’s Form 10-Q for the period ended January 31, 2007. The Profit Sharing Plan is intended to align the compensation of the Company’s executives with that of its stockholders by encouraging the executives to focus on profitability and providing payment if a minimum quarterly profit threshold is achieved.

Quarterly payments are made under the Profit Sharing Plan if the Company’s quarterly Net Profit After Tax, a non-GAAP measure (“NPAT”), for the affected quarter exceeds 10% of net revenue. For purposes of the Profit Sharing Plan, NPAT is the Company’s GAAP net income for the quarter excluding Profit Sharing Plan expenses and any expenses that the Company excluded from the calculation of non-GAAP net income in the Company’s earnings releases (such as the amortization of intangible assets, expenses associated with the Company’s stock option investigation and related restatement, expenses associated with payroll taxes, interest and penalties on stock options, stock-based compensation expense, and restructuring charges). The Profit Sharing Plan pays 20% of an individual’s quarterly target bonus for each 1% that the NPAT for the affected quarter exceeds 10% of net revenue, such that 100% of the quarterly target bonus is paid if the Company’s quarterly NPAT is 15% of net revenue. The quarterly target bonus for executives is 20% of the individual’s quarterly base salary, and payment under the Profit Sharing Plan is not capped. To encourage retention, any amounts payable to executives are paid in five installments. An initial payment of 40% of the quarterly target bonus is paid in the quarter following the quarter for which the payment is calculated. Thereafter, 15% of the remaining quarterly target bonus is paid in each of the four succeeding quarters. In the event an executive’s employment with the Company is terminated for any reason, the executive forfeits any quarterly bonus amounts then unpaid.

In fiscal 2007, those named executive officers that were with the Company for the full fiscal year earned bonuses of 7.4% of their respective base salaries then in effect, the unpaid portion of which is subject to forfeiture should such executives not remain employed with the Company. The actual amounts earned by each executive officer for performance during fiscal 2007, less amounts forfeited upon termination of service, are shown in the Summary Compensation Table below.

Sales Compensation

The Company’s executive officers that are members of its sales group are eligible to participate in the Company’s sales compensation plan and generally do not participate in the Profit Sharing Plan. Each of

Mr. Ayers and Mr. Biggs participated in the Company’s sales compensation plan in fiscal 2007. Mr. Ayers received commissions of $126,349 under the sales compensation plan and participated in the Profit Sharing Plan, and Mr. Biggs, who joined us in January 2007, received commissions of $80,714 under the sales compensation plan. Mr. Biggs’ compensation under the sales compensation plan for fiscal 2007 was based upon the Company’s attainment of “recognizable bookings.” He was entitled to receive a standard commission rate on recognizable bookings up to the quota level established for the fiscal quarter and was entitled to receive a higher commission rate on recognizable bookings in excess of that quota. Mr. Biggs’ target sales compensation is $350,000 per year.

Long Term Incentive Compensation (Equity Awards)

The Company awards long-term incentive compensation through the provision of equity awards under its equity plans. The Company’s equity program is broad-based and, like many of its peer companies, the Company has traditionally provided equity awards to all of its U.S.-based employees and many of its international employees. The Company believes that the provision of equity awards aligns the compensation of its employees to continued appreciation of its stock price over time, thereby focusing employee, executive and corporate performance on continued stockholder returns. The Company also has relied on stock options as the principal long-term incentive offered to its employees, including its executives, and believes that this is the most effective technique to attract talented employees given the competitive environment. Commencing in fiscal 2008, the Company adopted guidelines that limit the employee classifications and levels that are eligible to receive new hire equity awards and to receive follow-on, or “refresh,” awards. As well, commencing in April 2007, the Company began to use restricted stock awards and made restricted stock awards, in addition to option grants, to three new hires, including two executives. The Company commenced issuing restricted stock awards on a broader basis in June 2007. The Company’s use of restricted stock awards serves to conserve shares available for issuance under its equity plans and reduces the potential dilution of its stockholders, as fewer shares are awarded under a restricted stock award as compared to under an option grant. In connection with the June 2007 awards, the Company used a one to three (1:3) ratio, awarding one share of restricted stock in lieu of an option covering three shares.

The Company budgets for equity awards on an annual basis, and considers the size of its equity pool, its projected hiring plans (including the number of shares believed to be necessary to attract personnel at the levels at which it intends to hire) and its need to offer equity compensation to existing employees as an incentive and retention device, particularly given an analysis of activities of its peers.

The Company did not issue any employee equity awards, including awards to new hires, during the period from July 13, 2006 through April 19, 2007, as a consequence of its stock option investigation. The Company provided annual “refresh” awards to existing employees, including executives, on June 21, 2007.

Equity Awards Made to Executives

Generally, a significant option grant is made in the year that an executive officer commences employment. Commencing in fiscal 2008, additional option grants generally will be made in June, in connection with the Company’s annual “refresh” program, as provided in the Equity Award Policy. This refresh program is undertaken after the completion of the Company’s annual focal reviews and budgeting process, each of which is conducted at the end of the fiscal year.

Prior to the adoption of the Equity Award Policy, the Company typically provided additional option grants to its employees in the spring. In June 2007, the Compensation Committee approved an annual equity award budget, which was based upon the Company’s anticipated need to provide equity awards to current employees and projected new hires. As part of that budgeting process and the Company’s broad-based equity ‘refresh” program, the Compensation Committee approved equity awards to three of the Company’s executive officers, which included options covering a total of 86,250 shares, vesting monthly over four years, and a total of 28,462 shares of restricted stock, vesting annually over four years. Mr. NeSmith received options to purchase 45,000 shares and 14,850 restricted shares. Mr. Royal received options to purchase 18,750 shares and 6,187 restricted shares. Mr. de Simone received options to purchase 22,500 shares and 7,425 restricted shares. None of these executives received equity awards in fiscal 2007. In connection with the refresh awards, members of management provided the initial recommendations to the Compensation Committee regarding the size and structure of the awards based upon their estimation of the size of the awards that would be necessary to recruit individuals of similar skill to such positions. In addition to his refresh award in June 2007, Mr. de Simone received an option to purchase 10,000 shares in connection with his promotion to Senior Vice President, Corporate Operations.

Each stock option grant allows the executive officer to acquire shares of the Company’s Common Stock at a fixed price per share over a specified period of time. Typically, any stock option award made to a new employee, including an executive officer, will vest over four years; 25% of the award will vest after one year of service and the remainder will vest monthly over a three year period. Stock options provided to existing employees, including executive officers, also typically vest over four years, but vest monthly including during the first year of the option. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ, and then only if the market price of the Company’s Common Stock appreciates.

The Company’s awards of restricted stock to executive officers are intended to allow the Company’s executive officers to share in the Company’s success and as a retention device. Such awards are subject to forfeiture, should the executive officer not remain in the Company’s employ, and typically vest over a four year period, on either a quarterly or an annual basis.

Timing of Equity Awards and Equity Award Policy

In fiscal 2007, the Company conducted an investigation into its historical stock option granting practices. This investigation was managed by a Special Committee of the Board of Directors. As a consequence of the investigation the Company determined that the actual measurement dates for financial accounting purposes of certain stock option grants, primarily during fiscal years 2000-2004, differed from the recorded grant dates of such awards. The Special Committee found that, particularly prior to 2005, option grant dates were selected by certain members of management with the benefit of hindsight based on perceived historical low points in the Company’s stock price. The misdating occurred with respect to grants to all levels of employees. As a result of these activities, the Company recorded additional deferred stock-based compensation to reflect the difference in the Company’s stock price from the stated grant date to the actual measurement date, and amortized the deferred stock-based compensation over the appropriate vesting period of each stock option. As a result of the findings of the stock option investigation and the Company’s recertification procedures, which are discussed in greater depth in the Company’s Form 10-K for the fiscal year ended April 30, 2006 and its Form 10-Q for the fiscal quarter ended January 31, 2007, various of the Company’s consolidated financial statements and related disclosures were restated.

The Company has taken steps to amend the exercise prices of options awarded to each of its executive officers where the recorded grant date differed from the actual measurement date for accounting purposes. As well, the Company offered its U.S.-based employees, who were not then or previously executive officers, the opportunity to tender their eligible discounted options for correctly priced options under a tender offer, which closed on May 29, 2007. The terms of that offer are more fully described in the Tender Offer Statement on Schedule TO that the Company filed with the SEC on May 1, 2007. Each of the Company’s eligible employees participated in the Tender Offer and had the exercise price of his or her options increased to the fair market value of the Company’s Common Stock on the actual measurement date. The Company has agreed to pay those employees a cash bonus equal to the amount by which the increased exercise price of the affected options exceeded the original exercise price. This amount will be paid in January 2008.

As a consequence of the stock option investigation and restatement, the Company has taken actions to ensure that the exercise price of its stock option awards is set at fair market value of the date of the award, which the Board of Directors has determined is the closing price of the Company’s Common Stock as reported on NASDAQ on the date of the award. The Company has also taken steps to ensure that any equity award is not deliberately timed to precede or follow the release of material nonpublic information in a manner that could be expected to benefit the optionees. On March 6, 2007, upon the recommendation of the Special Committee and its counsel, the Board of Directors adopted an Equity Award Policy (“Equity Award Policy”) intended to provide an added level of control over the Company’s making of equity awards. The Equity Award Policy was subsequently amended to better meet the Company’s requirements. A copy of the Equity Award Policy, as currently in effect, is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. The Equity Award Policy was adopted, in part, to ensure that all equity awards that the Company makes undergo appropriate Board scrutiny, that there is no abusive timing of the Company’s equity awards, and that all stock options are granted at fair market value on the date of the award.

The Company’s Equity Award Policy provides that equity awards approved by the Compensation Committee will only be effective on the third Thursday of the calendar month following the later of (a) the date of approval, or (b) the occurrence of the Award Event. It provides that equity awards approved by the Stock Option Committee will only be granted on the third Thursday of the calendar month following the date of approval, which must be after the occurrence of the Award Event. If the third Thursday of the month is not a business day, then the date of grant will be the first business day thereafter. Under the Equity Award Policy, the “Award Event” is the event that triggers the equity award, such as the bona fide commencement of employment, the promotion of an employee or the closing of an acquisition. Under the Equity Award Policy, fair market value is specified as the NASDAQ closing price of the Company’s Common Stock, and any stock option must be priced at fair market value on the date of grant.

The Company’s Equity Award Policy also governs the provision of annual “refresh” awards to existing employees. Under the Equity Award Policy such awards are approved by the applicable committee of the Board after completion of the Company’s annual budget planning process, and will be effective on the third Thursday of June.

The Equity Award Policy also provides that grants of equity awards to non-employee directors may only be made pursuant to the automatic option grant program set forth in the Company’s 1999 Director Option Plan (“Director Plan”) and implemented by resolution under the Company’s 1999 Stock Incentive Plan, as discussed above under “Director Compensation.”

2007 New Employee Plan

On June 12, 2007, after the completion of the Company’s annual stock option budgeting process for fiscal 2008, the Board of Directors approved the 2007 New Employee Stock Incentive Plan (“New Employee Plan”). The New Employee Plan was approved because it was determined that the Company had insufficient shares available under its existing equity plans to meet its anticipated equity award needs. Under NASDAQ Marketplace Rule 4350, the Company is permitted to make equity awards to new employees under its New Employee Plan even though it does not have stockholder approval. As of July 31, 2007, the Company has awarded options covering a total of 121,250 shares and restricted stock awards covering a total of 13,000 shares to 46 new employees, including one executive officer, under the New Employee Plan. The Company intends to terminate the New Employee Plan if the 2007 Stock Incentive Plan is approved by the stockholders at the October 2, 2007 Annual Meeting.

Equity Ownership Guidelines

In May 2007, as part of the Company’s review of its Corporate Governance Guidelines, the Board of Directors increased the minimum stock ownership required of executive officers and directors under the

Corporate Governance Guidelines. Previously, the Corporate Governance Guidelines required that each executive officer or director hold 100 shares of the Company’s Common Stock. Commencing on May 23, 2007, each executive or director is required to hold, directly or indirectly, 1,000 shares of the Company’s Common Stock. Of that amount, 500 shares must be held by the later of one year from the commencement of service or May 23, 2008; and an additional 500 shares must be held by the later of two years from the commencement of service or May 23, 2009.

Change in Control and Termination Benefits

The Company currently does not have contractual change of control agreements or severance agreements with its executive officers, except as follows:

•

In connection with recruiting Brian NeSmith to become its Chief Executive Officer, the Company entered into an agreement with him that provides that in the event of a change of control Mr. NeSmith will immediately vest in those option shares that otherwise would have vested during the following 12 months.

•

In connection with recruiting Kevin Biggs to become its Senior Vice President, Worldwide Sales, the Company agreed that 50% of the shares purchasable under the stock option granted to him in April 2007, in connection with his commencement of employment, and 50% of the restricted shares awarded to him in April 2007, in connection with his commencement of employment, will vest in the event of a Change in Control (as defined in the Company’s 1999 Stock Incentive Plan). In addition, in the event that the employment of Mr. Biggs is terminated other than for cause, and he executes the Company’s standard severance agreement, he will receive a severance payment equal to six months of base salary.

•

In connection with phasing out the services of Tom Ayers, who then served as Senior Vice President of Worldwide Field Operations, the Company entered into a letter agreement with him. Under the agreement, the Company agreed that it would not terminate Mr. Ayers’s employment prior to April 30, 2007, except for cause as defined in the agreement. Under the agreement, Mr. Ayers continued to receive his annual salary and benefits in accordance with the Company’s existing policies. For the months of November and December 2006, Mr. Ayers was paid 100% of his variable compensation based on the fiscal 2007 Sales Compensation Plan. Thereafter, he only received his base salary. The agreement also contains certain restrictive covenants, releases and other customary terms and conditions.

In addition to these individual agreements, the 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan and 2007 New Employee Stock Incentive Plan provide that, upon a change in control, each outstanding award will become fully vested unless the surviving corporation assumes the award or replaces it with a comparable award (as determined by the Compensation Committee). Even if an award is assumed by the successor corporation, it will become fully vested if the holder’s service is involuntarily or constructively terminated within 18 months following the change in control.

The acceleration provisions of our equity awards are designed to promote stability and continuity of senior management.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as the Employee Stock Purchase Plan; medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans; and the 401(k) plan, in each case on the same basis as other employees. The Company’s Employee Stock Purchase Plan allows its employees to purchase its Common Stock through payroll deductions at a discounted price. The Company believes that this promotes the Company’s success through broad-based equity ownership by its employees.

CEO Compensation

The compensation paid to the Company’s CEO, Brian NeSmith, consists of the same compensation elements paid to the Company’s other named executive officers—base salary, participation in the Profit Sharing Plan and the receipt of long term equity awards. Mr. NeSmith’s base salary has been held at $250,000 per annum since November 2003. From May 2002 until November 2003, at Mr. NeSmith’s request, his salary was $20,000 per annum. His prior salary of $250,000 per annum had been in effect since September 2000. The reduction to $20,000 per annum was made after the Company underwent a restructuring that included a significant reduction in personnel, to set an example for the remaining employees.

For the 2007 fiscal year, Mr. NeSmith’s base salary was $250,000, and it remains at $250,000 as of the date of this Proxy Statement. Mr. NeSmith participated in the Profit Sharing Plan at the same rate as the other executive officers. Mr. NeSmith did not receive any equity award in fiscal 2007. In connection with the annual “refresh” program, Mr. NeSmith received an option to purchase 45,000 shares of Common Stock and a restricted stock award of 14,850 shares of Common Stock on June 21, 2007.

Tax Considerations

To maintain flexibility in compensating the Company’s officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although future tax deductions for some portion of the compensation that the Company has agreed to pay to its named executive officers may be limited by Section 162(m) of the Internal Revenue Code, that limitation is not expected to result in the payment of increased federal income taxes by the Company in the foreseeable future due to its significant net operating loss carry-forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that such action is appropriate and in the Company’s best interests.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

David W. Hanna

Keith Geeslin

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s “principal executive officer,” “principal financial officer,” two other highest paid executive officers, and two additional individuals who ceased to be executive officers during fiscal year 2007, each of whom had total compensation in fiscal year 2007 that exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Brian NeSmith, President and CEO	2007	250,000	0	469,053	18,500	(4)	726,490

Kevin Royal, Sr. Vice President and CFO	2007	300,000	0	192,386	22,200	(4)	501,311

Kevin Biggs, Sr. Vice President, Worldwide Sales (5)	2007	97,885	10,109	5,512	80,714	(6)	194,220

David de Simone, Sr. Vice President, Corporate Operations	2007	250,000	0	616,369	18,500	(4)	873,806

Thomas Ayers, Sr. Vice President, Worldwide Sales (7)	2007	200,000	0	221,371	132,299	(4)(8)	553,670

Steve Mullaney, Vice President, Worldwide Marketing (9)	2007	226,731	0	185,047	6,694	(4)	418,472

(1)	In accordance with SEC transition rules, information is provided for the most recently completed fiscal year only.
(2)	Includes amounts deferred pursuant to the Company’s 401(k) plan.
(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with FAS 123R. See Note 7 of the notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on July 13, 2007 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards.
(4)	The amounts in this column reflect the cash bonus awards earned by the named individuals for performance during fiscal 2007, less amounts forfeited upon termination of service, under the company-wide Profit Sharing Plan, discussed in greater detail in “Compensation Discussion and Analysis” above. Payment of a portion of the bonus awards is deferred until later years, as described in footnote 1 to the Grants of Plan-Based Awards table.
(5)	Mr. Biggs commenced employment as the Company’s Senior Vice President, Sales in January 2007.
(6)	Represents commissions.
(7)	Mr. Ayers ceased to be an executive officer on April 18, 2007 and ceased employment with the Company on May 1, 2007.
(8)	Includes commissions of $126,349.
(9)	Mr. Mullaney ceased employment with the Company on April 18, 2007.

Salary and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

The amount of salary and non-equity incentive plan compensation earned in fiscal 2007 in proportion to the total compensation reported for each of the named executive officers was:

Mr. NeSmith:	37.0%
Mr. Royal:	64.3%
Mr. Biggs:	92.0%
Mr. de Simone:	30.7%
Mr. Ayers:	60.0%
Mr. Mullaney:	55.8%

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and equity award granted to the Company’s named executive officers during fiscal year 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ /Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)
Brian NeSmith		50,000
Kevin Royal		60,000
Kevin Biggs		350,000
	4/19/2007		35,400		0	1,244,310
	4/19/2007			35,400	35.15	666,922
David de Simone		50,000
Thomas Ayers		40,000
Steve Mullaney		45,000

(1)	Each named executive officer, other than Mr. Biggs, was granted a non-equity incentive plan award pursuant to the company-wide Profit Sharing Plan. The amounts shown in the “target” column reflect the target payment level under the Profit Sharing Plan if management achieved all of the specific performance objectives previously approved by the Compensation Committee. Amounts calculated based on achievement of performance goals are paid 40% in the quarter following the quarter for which the payment is calculated and the balance is paid in quarterly installments of 15% each over the next four quarters. Accordingly, a portion of the awards for fiscal 2007 will be paid in fiscal 2007 through the first quarter of fiscal 2009. Messrs. Ayers and Mullaney forfeited the deferred portion of their bonuses as a result of the termination of their employment. The Profit Sharing Plan is discussed in greater detail in “Compensation Discussion and Analysis” above. The actual bonuses earned or accrued in fiscal 2007 for each named executive officer under the Profit Sharing Plan, and not forfeited, are shown in the Summary Compensation Table above. Mr. Biggs was eligible for sales incentive compensation as discussed in greater detail in “Compensation Discussion and Analysis” above.
(2)	Mr. Biggs received a restricted stock award under the Company’s 1999 Stock Incentive Plan. The shares vest as to 23.77% of the shares on December 15, 2007, an additional 6.25% each quarter thereafter and the balance of the shares on January 2, 2011. If the Company is acquired, an additional 50% of the shares will become vested. The shares (whether vested or unvested) carry the same dividend and voting rights as the Company’s other shares of Common Stock. The shares will vest in full if the Company is acquired and the stockholder is subject to an involuntary termination.
(3)	Mr. Biggs received an option grant to purchase shares of Common Stock under the Company’s 1999 Stock Incentive Plan. The option will vest and become exercisable for 25% of the shares upon completion of twelve months of service from commencement of employment and the remainder of the shares vest in thirty-six equal monthly installments upon completion of each additional month of service thereafter. The option has a term of 10 years from the date of grant, subject to earlier expiration if the optionee’s service terminates. The option will become exercisable as to 50% of the shares if the Company is acquired. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and all unvested stock held by each of the Company’s named executive officers as of fiscal year end.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable		Unexercisable
Brian NeSmith	40,000	(1)	0		27.50	9/24/2009
	100,000	(2)	0		2.85	7/9/2012
	42,707	(3)	7,293		21.20	11/28/2013
	12,934	(4)	14,066		18.65	5/23/2015

Kevin Royal	35,936	(5)	39,064		13.93	5/2/2015

Kevin Biggs	0		35,400	(6)	35.15	4/19/2017
							35,400	(7)	1,241,124	(8)

David de Simone	84,249	(9)	18,751		14.18	9/3/2013
	7,667	(10)	8,333		18.65	5/23/2015

Thomas Ayers (11)	66,000		0		3.99	11/19/2012
	10,000		0		5.60	6/17/2013
	18,277		0		21.53	2/4/2014
	7,187		0		18.08	5/23/2015
	10,000		0		30.24	8/16/2015

Steve Mullaney (12)	57,499		5,501		5.46	7/30/2013
	7,187		7,813		18.65	5/23/2015

(1)	Mr. NeSmith received a grant of an option to purchase shares of the Common Stock under the Company’s 1996 Stock Plan on September 24, 1999. These options were early exercisable but the shares vested over a four-year period from the date of grant and became fully vested on September 24, 2003.
(2)	Mr. NeSmith received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on August 19, 2002. These options vested over a four-year period from the vesting base date of May 1, 2002 and became fully exercisable on May 1, 2006.
(3)

Mr. NeSmith received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on December 2, 2003. Starting on December 28, 2003, the option could be exercised for 1/48th of the total amount of shares under the option. Thereafter, the option will become exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed. As a result, the option will become fully exercisable on November 28, 2007. If the Company is acquired, the option will become exercisable as if Mr. NeSmith had completed one additional year of employment. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination. Mr. NeSmith’s options were modified on December 28, 2006 to increase the exercise price for purposes of IRC Section 409A and on March 12, 2007 in connection with the Company’s option investigation.

(4)

Mr. NeSmith received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on May 26, 2005. Starting on June 1, 2005, the option could be exercised for 1/48th of the total amount of shares under the option. Thereafter, the option will become exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed. As a result, the option will become fully exercisable on May 1, 2009. If the Company is acquired, the option will become exercisable as if Mr. NeSmith had completed one additional year of employment. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination.
(5)

Mr. Royal received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan at the commencement of his employment in May 2005. Starting on May 2, 2006, the option could be exercised for 25% of the total amount of shares under the option. Thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed. As a result, the option will be fully exercisable four years after the date of grant. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination.

(6)

Mr. Biggs received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan in April 2007 in connection with his commencement of employment. Starting on January 2, 2008, the option can be exercised for 25% of the total amount of shares under the option. Thereafter, the option will become exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed. As a result, the option will become fully exercisable on January 2, 2011. The option will become exercisable as to 50% of the shares if the Company is acquired. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination.

(7)	Mr. Biggs received 35,400 restricted shares of the Common Stock in connection with his commencement of his employment. The grant was made under the Company’s 1999 Stock Incentive Plan. The shares vest as to 23.77% of the shares on December 15, 2007, an additional 6.25% each quarter thereafter and the balance of the shares on January 2, 2011. If the Company is acquired, an additional 50% of the shares will become vested and the shares will vest in full if Mr. Biggs is subject to an involuntary termination following the acquisition. The shares will fully vest if the Company is acquired and the stockholder is subject to an involuntary termination. The shares (whether vested or unvested) carry the same dividend and voting rights as the Company’s other shares of Common Stock.
(8)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of the Common Stock at the end of fiscal year 2007. The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of the Common Stock. On April 30, 2007, the closing price of the Common Stock was $35.06 per share.
(9)

Mr. de Simone received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on October 2003 in connection with his commencement of employment. Starting on October 3, 2003, the option could be exercised for 1/48th of the total amount of shares under the option. Thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed. As a result, the option will be fully exercisable on September 3, 2007. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination. Mr. de Simone’s options were modified on December 29, 2006 to increase the exercise price for purposes of IRC Section 409A.

(10)	Mr. de Simone received a grant of an option to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on May 26, 2005. The option becomes exercisable in 48 equal monthly installments as each month of service is completed from May 1, 2005. As a result, the option will become fully exercisable on May 1, 2009. The option will become exercisable in full if the Company is acquired and the optionee is subject to an involuntary termination. Mr. de Simone’s options were modified on December 29, 2006 to increase the exercise price for purposes of IRC Section 409A.
(11)	Mr. Ayers received grants of options to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on May 19, 2003, August 6, 2003, May 26, 2005, February 5, 2004, and August 17, 2005. These options vested over a four-year period from the date of grant. The options ceased vesting when Mr. Ayers’ employment terminated on April 30, 2007.
(12)	Mr. Mullaney received grants of options to purchase shares of the Common Stock under the Company’s 1999 Stock Incentive Plan on August 6, 2003 and May 26, 2005. These options vested over a four-year period from the vesting base date. The options ceased vesting when Mr. Mullaney’s employment terminated on April 18, 2007. Mr. Mullaney’s options were modified on December 29, 2006 to increase the exercise price for purposes of IRC Section 409A.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below reflects the potential payments and benefits to which the named executive officers would be entitled under the Company’s 1999 Stock Incentive Plan and under individual agreements between executive officers and the Company, which are described in the section entitled “Compensation Discussion and Analysis” above. The amounts shown in the table below assume that each termination was effective as of April 30, 2007 and that all eligibility requirements under the applicable plan or agreement were met.

Name	Cash Severance ($)	Vacation Payout ($)	Unexercisable Options that Vest ($)(1)	Restricted Stock that Vests ($)(1)	Total ($)
Brian NeSmith	0	19,230	331,904	0	351,134
Kevin Royal	0	23,076	825,422	0	848,498
Kevin Biggs	150,000	5,690	0	1,241,124	1,396,814
David de Simone	0	10,170	528,265	0	538,435
Thomas Ayers	0	15,840	224,303	0	240,143
Steve Mullaney	0	0	0	0	0

(1)	For purposes of the table, the value of the option vesting and stock acceleration was calculated based on the assumption that the corporate transaction or change in control and the executive’s employment termination occurred on April 30, 2007. The closing price of the Company’s stock as of April 30, 2007 was $35.06, which was used as the value of the Company’s stock in the table. The value of the vesting acceleration was calculated by multiplying the number of unvested option shares as of April 30, 2007, by the spread between the closing price of the Company’s stock as of April 30, 2007, and the exercise price for such unvested option or unvested shares.

In connection with recruiting Brian NeSmith to become its Chief Executive Officer, the Company entered into an agreement with him that provides that in the event of a corporate transaction, Mr. NeSmith will immediately vest in those option shares that otherwise would have vested during the following 12 months. For this purpose, Corporate Transaction means either of the following stockholder-approved transactions to which the Company is a party:

•

a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

In connection with recruiting Kevin Biggs to become its Senior Vice President, Worldwide Sales, the Company agreed that 50% of the shares purchasable under the stock option granted to him in April 2007, in connection with his commencement of employment, and 50% of the restricted shares awarded to him in April 2007, in connection with his commencement of employment, will vest in the event of a Change in Control as defined in the Company’s 1999 Stock Incentive Plan. In addition, in the event that the employment of Mr. Biggs is terminated other than for cause, and he executes the Company’s standard severance agreement, he will receive a severance payment equal to six months of base salary.

In addition to these individual agreements, the 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan and 2007 New Employee Stock Incentive Plan provide that, upon a change in control, each outstanding award will become fully vested unless the surviving corporation assumes the award or replaces it with a comparable award (as determined by the Compensation Committee). Even if an award is assumed by the successor corporation, it will become fully vested if the holder’s service is involuntarily or constructively terminated within 18 months following the change in control. A termination is involuntary if the individual is dismissed for reasons other than misconduct, or if the individual voluntarily resigns after one of the three following circumstances occurs without the individual’s consent: (a) a change in his position with the Company that materially reduces his level of responsibility; (b) a material reduction in his compensation (including base salary, fringe benefits and participation in bonus or incentive programs); or (c) a relocation of the individual’s place of employment by more than fifty miles. Misconduct means the commission of any act of fraud, embezzlement or dishonesty by an individual, any unauthorized use or disclosure by an individual of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company), or any other intentional misconduct by an individual adversely affecting the business or affairs of the Company (or any parent or subsidiary of the Company) in a material manner.

For this purpose, “Change in Control” means:

•

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

•	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

•

A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

•

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this provision, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Except as listed above, the Company currently does not have contractual change of control agreements or severance agreements with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. For purposes of this policy, consistent with the NASDAQ Marketplace Rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis the Audit Committee shall review any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to the Company’s annual directors’ and officers’ questionnaire.

Indemnification Obligations

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with certain of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company expects to have indemnification obligations to certain current and former officers and directors in connection with matters relating to the stock option investigation, as well as with respect to certain of the Company’s outstanding litigation matters. The Company included a description of matters relating to the stock option investigation in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Background of the Stock Option Investigation, Findings, Restatement of Consolidated Financial Statements, Remedial Measures and Related Proceedings,” and Part I, Item 4, “Controls and Procedures,” on its Quarterly Report on Form 10-Q for the quarter ended January 31, 2007, which was filed with the SEC on March 28, 2007. The Company included a description of outstanding litigation matters in Part 1, Item 3 of its Annual Report on Form 10-K for the fiscal year ended April 30, 2007, which was filed with the SEC on July 13, 2007.

Transactions with Francisco Partners and Sequoia Capital Entities

On June 22, 2006, the Company sold an aggregate of $42,060,000 in equity securities to entities affiliated with Francisco Partners and entities affiliated with Sequoia Capital in the Series A Financing. The Series A Financing consisted of 42,060 shares of Series A Preferred Stock priced at $1,000.00 per share. Entities affiliated with Francisco Partners purchased $25,236,000 of Series A Preferred Stock in the financing and entities affiliated with Sequoia Capital purchased $16,824,000 of Series A Preferred Stock in the financing. The 42,060 shares of Series A Preferred Stock are initially convertible into 2,400,000 shares of the Company’s Common Stock. The conversion price of each share of Series A Preferred Stock is $17.525 per share. The rights, preferences and privileges of the Series A Preferred Stock are contained in a Certificate of Designation, Preferences and Rights of Series A Preferred Stock, which is attached as Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the

fiscal year ended April 30, 2007, filed July 13, 2007. The securities were sold pursuant to a Series A Preferred Stock Purchase Agreement, which is attached as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed July 13, 2007. In connection with the sale of the shares of Series A Preferred Stock, the Company also entered into an Investors’ Rights Agreement with entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and Network Appliance, Inc. The Investors’ Rights Agreement is attached as Exhibit 10.25 to the Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed July 13, 2007. Entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and the Company entered into a Voting Agreement pursuant to which Francisco Partners and Sequoia Capital agree to vote their shares in the case of an election of the director to be elected by the Series A Preferred Stock. A copy of such Voting Agreement is attached as Exhibit 9.1 to the Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed July 13, 2007. On June 22, 2006, in connection with the Series A Financing, the Company appointed Keith Geeslin to the Company’s Board of Directors, and on April 30, 2007, the Series A Investors, voting as a separate class, re-elected Mr. Geeslin to the Board. The Series A Investors no longer have the right to vote as a separate class to elect a director, but do have the right to designate a nominee that is reasonably acceptable to the Board. Mr. Geeslin was designated as the Series A director nominee for election at the Annual Meeting, and has been nominated for election by the Board of Directors. Mr. Geeslin has been a Partner at Francisco Partners since January 2004.

ANNUAL REPORT

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2007, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO BLUE COAT SYSTEMS, INC., 420 NORTH MARY AVENUE, SUNNYVALE, CALIFORNIA 94085, ATTN: INVESTOR RELATIONS.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Secretary, or contact the Company’s corporate secretary by telephone at (408) 220-2200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For Fiscal 2008 Annual Meeting

The Company anticipates holding its Annual Meeting for the fiscal year ending April 30, 2008 in October 2008. Stockholder proposals that are intended to be presented at that meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must (a) be received by the Company no later than May 1, 2008, and (b) satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the fiscal year 2007 Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be a reasonable time before the Company begins to print and send its proxy materials. Stockholders who intend to present a proposal at the fiscal 2008 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide advance notice of such proposal to the Company by not earlier than June 15, 2008 and not later than July 15, 2008. If the date of next year’s annual meeting is moved more than 30 days before or 30 days after the anniversary of the fiscal 2007 annual meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. Such stockholder proposals should be addressed to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary. Stockholders are advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Sunnyvale, California

August 28, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Appendix A

BLUE COAT SYSTEMS, INC.

2007 STOCK INCENTIVE PLAN

(AS ADOPTED AUGUST 27, 2007)

A-i

A-ii

BLUE COAT SYSTEMS, INC.

2007 STOCK INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Plan was adopted by the Board to be effective as of the Effective Date. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Non-Employee Members of the Board and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Non-Employee Members of the Board and Consultants with exceptional qualifications and (c) linking Employees, Non-Employee Members of the Board and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition.    The Compensation Committee of the Board shall administer the Plan. The Committee shall consist exclusively of two or more members of the Board, who shall be appointed by the Board. In addition, each member of the Committee shall meet the following requirements:

(a) Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code, to the extent deemed advisable by the Board;

(c) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(d) Any other requirements imposed by applicable law, regulations or rules.

2.2 Committee Responsibilities.    The Committee shall (a) select the Employees, Non-Employee Members of the Board and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) make all other decisions relating to the operation of the Plan and (e) carry out any other duties delegated to it by the Board under the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Non-Officer Grants.    The Board may also appoint an additional committee of the Board composed of two or more directors of the Company. The members of the additional committee need not satisfy the requirements of Section 2.1. Such committee or the Board may (a) administer the Plan with respect to Employees and Consultants who are not Non-Employee Members of the Board and are not considered executive officers of the Company under section 16 of the Exchange Act, (b) grant Awards under the Plan to such Employees and Consultants and (c) determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include the Board or an additional committee to whom the Board has delegated the required authority under this Section 2.3.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation.    Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed

(a) 2,000,000 plus the number of Common Shares reserved against options or awards outstanding under the Predecessor Plans on the Effective Date plus (b) the Common Shares described in Section 3.2. Common Shares awarded as Restricted Shares or Stock Units will be counted against the share reserve as 1.5 Common Shares for every one Common Share subject thereto. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. All Common Shares available under the Plan may be issued upon the exercise of ISOs. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 12.

3.2 Shares Returned to Reserve.    If Options, SARs or Stock Units are forfeited or terminate for any other reason before being exercised or settled, then the Common Shares subject to such Options, SARs or Stock Units shall again become available for issuance under the Plan. If SARs are exercised, then all of the Common Shares (if any) actually issued in settlement of such SARs plus any Common Shares that represent payment of the exercise price shall reduce the number available under Section 3.1. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Further, if Restricted Shares or Stock Units are forfeited or repurchased by the Company, then 1.5 times the number of Common Shares so forfeited or repurchased will again become available for issuance under the Plan.

3.3 Dividend Equivalents.    Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Stock Units.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options.    Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants.    Only Employees, Non-Employee Members of the Board and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2 Number of Shares.    Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 12. Options granted to an Optionee in a single fiscal year of the Company shall not cover more than 250,000 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her Service commences may cover up to 500,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3 Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to Options granted pursuant to an assumption of, or substitution for, another option in a manner that would satisfy the requirements of section 424(a) of the Code, whether or not such section is applicable.

5.4 Exercisability and Term.    Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5 Modification or Assumption of Options.    Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Article 12, neither the Committee nor any other person may decrease the exercise price for any outstanding Option after the date of grant nor cancel or allow an optionee to surrender an outstanding Option to the Company as consideration for the grant of a new Option with a lower exercise price or the grant of another type of Award the effect of which is to reduce the exercise price of any outstanding Option.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule.    The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is a Non-Employee Member of the Board or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Stock.    With the Committee’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale.    With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Other Forms of Payment.    With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7. AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE MEMBERS OF THE BOARD.

7.1 Initial Grants.    Each Non-Employee Member of the Board who first becomes a member of the Board after the Effective Date shall receive a one-time grant of an NSO covering 10,000 Common Shares on the date such Non-Employee Member of the Board first joins the Board. Each Non-Employee Member of the Board who first becomes Chairman of the Audit Committee after the Effective Date shall also receive a one-time grant of an

NSO covering 7,500 Common Shares on the date such Non-Employee Member of the Board first becomes Chairman of the Audit Committee. Each such NSO shall become exercisable in four equal annual installments over the four-year period commencing on the date of grant. A Non-Employee Member of the Board who previously was an Employee shall not receive a grant under this Section 7.1.

7.2 Annual Grants.    Upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2007 or thereafter, each Non-Employee Member of the Board who will continue serving as a member of the Board thereafter shall receive an NSO covering 4,000 Common Shares. Upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2007 or thereafter, and in addition to the Award for Board service referenced above, each Non-Employee Member of the Board who will serve as a member of the Audit Committee thereafter shall receive an NSO covering 2,500 Common Shares and each Non-Employee Member of the Board who will continue serving as Chairman of the Audit Committee thereafter shall receive an additional NSO covering 5,000 Common Shares. Notwithstanding the foregoing, none of the NSOs described in this Section 7.2 shall be granted in the calendar year in which the same Non-Employee Member of the Board received an NSO described in Section 7.1. NSOs granted under this Section 7.2 shall become exercisable in full on the first anniversary of the date of grant. A Non-Employee Member of the Board who previously was an Employee shall be eligible to receive grants under this Section 7.2.

7.3 Accelerated Exercisability.    All NSOs granted to a Non-Employee Member of the Board under this Article 7 shall also become exercisable in full in the event that the Company is subject to a Change in Control before such Non-Employee Member of the Board’s Service terminates. Acceleration of exercisability may also be required by Section 12.3.

7.4 Exercise Price.    The Exercise Price under all NSOs granted to a Non-Employee Member of the Board under this Article 7 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Sections 6.1, 6.2 and 6.3.

7.5 Term.    All NSOs granted to a Non-Employee Member of the Board under this Article 7 shall terminate on the earliest of (a) the date 10 years after the date of grant or (b) the date twelve months after the termination of such Non-Employee Member of the Board’s Service for any reason, provided that the Board may set a shorter period for either of the foregoing limitations.

7.6 Affiliates of Non-Employee Members of the Board.    The Committee may provide that the NSOs that otherwise would be granted to a Non-Employee Member of the Board under this Article 7 shall instead be granted to an affiliate of such Non-Employee Member of the Board. Such affiliate shall then be deemed to be a Non-Employee Member of the Board for purposes of the Plan, provided that the Service-related vesting and termination provisions pertaining to the NSOs shall be applied with regard to the Service of the Non-Employee Member of the Board.

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1 SAR Agreement.    Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2 Number of Shares.    Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to an Optionee in a single fiscal year shall in no event pertain to more than 250,000 Common Shares, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her Service commences may pertain to a maximum of 500,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

8.3 Exercise Price.    Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to SARs granted pursuant to an assumption of, or substitution for, another SAR in a manner that would satisfy the requirements of section 424(a) of the Code if such section were applicable.

8.4 Exercisability and Term.    Each SAR Agreement shall specify the date all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

8.5 Exercise of SARs.    Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

8.6 Modification or Assumption of SARs.    Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 9. RESTRICTED SHARES.

9.1 Restricted Stock Agreement.    Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards.    Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, past services and future services. Within the limitations of the Plan, the Committee may accept the cancellation of outstanding options in return for the grant of Restricted Shares.

9.3 Vesting Conditions.    Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. In no event shall vesting be at a rate faster than (a) one (1) year following the date of grant if vesting is subject to achievement of performance goals, and (b) three (3) years following the date of grant if vesting is not subject to achievement of performance goals; provided, however, that an Award may vest in annual installments in the event it vests over multiple years. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years (the “Performance Period”) equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in

Appendix A. The Committee shall identify such target not later than the 90th day of the Performance Period. In no event shall more than 125,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that up to 250,000 Restricted Shares subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Company in which his or her Service commences. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

9.4 Voting and Dividend Rights.    The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10. STOCK UNITS.

10.1 Stock Unit Agreement.    Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2 Payment for Awards.    To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

10.3 Vesting Conditions.    Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement, provided that in no event shall vesting be at a rate faster than one (1) year following the date of grant if vesting is subject to achievement of performance goals and vesting shall be over a period of at least three (3) years from the date of grant if not subject to achievement of performance goals; provided, however, that an Award may vest in annual installments in the event it vests over multiple years. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Committee shall identify such target not later than the 90th day of such period. In no event shall more than 125,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that up to 250,000 Stock Units subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Company in which his or her Service commences. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. In addition, acceleration of vesting may be required under Section 12.3.

10.4 Voting and Dividend Rights.    The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents if provided in the agreement. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

10.5 Form and Time of Settlement of Stock Units.    Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 12.

10.6 Death of Recipient.    Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7 Creditors’ Rights.    A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. CHANGE IN CONTROL.

11.1 Effect of Change in Control.    In the event of any Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the Common Shares at the time subject to such Award and may be exercised for any or all of those shares as fully-vested Common Shares. However, an outstanding Award shall not so accelerate if and to the extent such Award is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of Award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.

11.2 Involuntary Termination.    In addition, in the event that the Award is assumed by the successor corporation (or parent thereof) and the Participant experiences an Involuntary Termination within eighteen months following a Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Involuntary Termination, become fully exercisable for all of the Common Shares at the time subject to such Award and may be exercised for any or all of those shares as fully-vested Common Shares.

ARTICLE 12. PROTECTION AGAINST DILUTION.

12.1 Adjustments.    In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2, 7.1, 7.2, 8.2, 9.3 and 10.3;

(c) The number of Common Shares covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR; and

(e) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 12, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

12.2 Dissolution or Liquidation.    To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

12.3 Reorganizations.    In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of such Options and SARs and full vesting of such Common Shares may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e) The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Common Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Common Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Common Shares would have vested. If the Exercise Price of the Common Shares subject to such Options and SARs exceeds the Fair Market Value of such Common Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the Common Shares subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 13. LIMITATION ON RIGHTS.

13.1 Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Non-Employee Member of the Board or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Non-Employee Member of the Board or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

13.2 Stockholders’ Rights.    A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or the acquisition of such Common Shares is entered upon the records of the duly authorized transfer agent of the Company or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

13.3 Regulatory Requirements.    Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 14. WITHHOLDING TAXES.

14.1 General.    To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

14.2 Share Withholding.    To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit, and in its discretion may require, such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date they are withheld or surrendered. This Section 14.2 shall apply only to the minimum extent required by applicable tax laws.

ARTICLE 15. LIMITATION ON PAYMENTS.

15.1 Scope of Limitation.    This Article 15 shall apply to an Award only if the independent auditors selected for this purpose by the Committee (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 15 than it was before the application of this Article 15. If this Article 15 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan

15.2 Basic Rule.    In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 15, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

15.3 Reduction of Payments.    If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 15, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 15 shall be binding upon the Company and the Participant and shall be made within 60 days of the date a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

15.4 Overpayments and Underpayments.    As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

15.5 Related Corporations.    For purposes of this Article 15, the term ”Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 16. FUTURE OF THE PLAN.

16.1 Term of the Plan.    The Plan, as set forth herein, shall become effective on the date approved by the Company’s stockholders at the Annual Meeting in 2007. The Plan shall remain in effect until the earlier of (a) the date the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date the Board adopted the Plan.

The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans after the Effective Date. All options outstanding under the Predecessor Plans as of such date shall, immediately upon effectiveness of the Plan, be deemed incorporated into the Plan but shall remain outstanding in accordance with their terms. Each outstanding option under the Predecessor Plans shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of Common Shares.

16.2 Amendment or Termination.    The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

16.3 Stockholder Approval.    An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 17. DEFINITIONS.

17.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.2 “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

17.3 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4 “Cause” means :

(a) An unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b) A material breach by the Participant of any agreement between the Participant and the Company;

(c) A material failure by the Participant to comply with the Company’s written policies or rules;

(d) The Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(e) The Participant’s gross misconduct, including (without limitation) fraud, embezzlement or dishonesty;

(f) A continuing failure by the Participant to perform assigned duties after receiving written notification of such failure from the Board; or

(g) A failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

17.5 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6 “Code” means the Internal Revenue Code of 1986, as amended.

17.7 “Committee” means the Compensation Committee of the Board, as further described in Article 2.

17.8 “Common Share” means one share of the common stock of the Company.

17.9 “Company” means Blue Coat Systems, Inc., a Delaware corporation.

17.10 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

17.11 “Effective Date” shall mean the date the Plan is effective as set forth in Section 16.1.

17.12 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate who is newly hired as a employee by the Company, or who is rehired following a bona fide period of interruption of employment, including persons who become new employees of the Company, a Parent, a Subsidiary or an Affiliate in connection with a merger or acquisition.

17.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.14 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

17.15 “Fair Market Value” means the closing price of the Common Shares as reported on Nasdaq or such other exchange on which the Common Shares are then traded on the applicable date. If Common Shares are no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

17.16 “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause;

(b) such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her level of responsibility, (B) a reduction in his or her level of base salary, or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the individual’s consent; or

(c) Any other reason approved by the Committee.

17.17 “ISO” means an incentive stock option described in section 422(b) of the Code.

17.18 “Non-Employee Member of the Board” means a member of the Board who is not an Employee.

17.19 “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.20 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

17.21 “Optionee” means an individual or estate holding an Option or SAR.

17.22 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.23 “Participant” means an individual or estate holding an Award.

17.24 “Plan” means this Blue Coat Systems, Inc. 2007 Stock Incentive Plan, as amended from time to time.

17.25 “Predecessor Plans” means the Company’s existing 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, and 2007 New Employee Stock Incentive Plan.

17.26 “Restricted Share” means a Common Share awarded under the Plan.

17.27 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.28 “SAR” means a stock appreciation right granted under the Plan.

17.29 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.30 “Service” means service as an Employee, Non-Employee Member of the Board or Consultant.

17.31 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.32 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

17.33 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

17.34 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

APPENDIX A

PERFORMANCE CRITERIA FOR RESTRICTED SHARES AND STOCK UNITS

The Committee may establish milestones derived from the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance:

The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, gross profit margins, revenues, return on assets, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: asset write-downs; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for Board-approved reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.

MR A SAMPLE DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 2, 2007.

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Brian M. NeSmith

04 - Keith Geeslin

02 - David W. Hanna

05 - Timothy A. Howes

03 - James A. Barth

For Against Abstain For Against Abstain

3. To approve the 2007 Stock Incentive Plan.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending April 30, 2008.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

5 2 A V 0 1 4 8 2 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00RU3A

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy -- BLUE COAT SYSTEMS, INC.

420 North Mary Avenue, Sunnyvale, California 94085

This Proxy is Solicited on Behalf of the Board of Directors of Blue Coat Systems, Inc. for the Annual Meeting of Stockholders to be held on October 2, 2007

The undersigned holder of Common Stock, par value $.0001, of Blue Coat Systems, Inc. (the “Company”) hereby appoints Brian M. NeSmith and Kevin S. Royal, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholder (the “Annual Meeting”) to be held on Tuesday, October 2, 2007 at 4:00 p.m. local time, located at the headquarters of the Company at 420 North Mary Avenue, Sunnyvale, California 94085, and at any adjournements or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE

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CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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